Exhibit 10.3

MASTER LEASE AGREEMENT
(LEASE NO. 5),

dated as of June 29, 2016,

by and between

SNH/LTA PROPERTIES TRUST,

AS LANDLORD,

AND

FIVE STAR QUALITY CARE TRUST,

AS TENANT

ARTICLE 1	DEFINITIONS	1
1.1	AAA	1
1.2	Additional Charges	1
1.3	Additional Rent	1
1.4	Affiliated Person	1
1.5	Agreement	2
1.6	Applicable Laws	2
1.7	Arbitration Award	2
1.8	Award	2
1.9	Base Gross Revenues	2
1.10	Business Day	3
1.11	Capital Addition	3
1.12	Capital Expenditure	3
1.13	Change in Control	3
1.14	Claim	3
1.15	Code	4
1.16	Commencement Date	4
1.17	Condemnation	4
1.18	Condemnor	4
1.19	Consolidated Financials	4
1.20	Date of Taking	4
1.21	Default	4
1.22	Disbursement Rate	4
1.23	Disputes	4
1.24	Easement Agreement	4
1.25	Encumbrance	4
1.26	Entity	4
1.27	Environment	5
1.28	Environmental Obligation	5
1.29	Environmental Notice	5
1.30	Event of Default	5
1.31	Excess Gross Revenues	5
1.32	Extended Term	5
1.33	Facility	5
1.34	Facility Mortgage	5
1.35	Facility Mortgagee	5
1.36	Financial Officer’s Certificate	5
1.37	Fiscal Year	5
1.38	Five Star	5
1.39	Fixed Term	5
1.40	Fixtures	6
1.41	GAAP	6
1.42	Government Agencies	6
1.43	Gross Revenues	6
1.44	Guarantor	7
1.45	Guaranty	7
1.46	Hazardous Substances	7
1.47	Immediate Family	7
1.48	Impositions	8
1.49	Incidental Documents	8
1.50	Indebtedness	8
1.51	Insurance Requirements	8

1.52	Interest Rate	9
1.53	Land	9
1.54	Landlord	9
1.55	Landlord Default	9
1.56	Landlord Liens	9
1.57	Lease Year	9
1.5	Leased Improvements	9
1.59	Leased Intangible Property	9
1.60	Leased Personal Property	9
1.61	Leased Property	9
1.62	Legal Requirements	9
1.63	Lien	10
1.64	Manager	10
1.65	Management Agreement	10
1.66	Minimum Rent	10
1.67	Notice	10
1.68	Officer’s Certificate	10
1.69	Overdue Rate	10
1.70	Parent	10
1.71	Permitted Encumbrances	10
1.72	Permitted Use	10
1.73	Person	11
1.74	Pledge Agreement	11
1.75	Property	11
1.76	Provider Agreements	11
1.77	Regulated Medical Wastes	11
1.78	Rent	11
1.79	Rules	11
1.80	SEC	11
1.81	Security Agreement	11
1.82	State	11
1.83	Subordinated Creditor	11
1.84	Subordination Agreement	11
1.85	Subsidiary	11
1.86	Successor Landlord	12
1.87	Tenant	12
1.88	Tenant’s Personal Property	12
1.89	Term	12
1.90	Third Party Payor Programs	12
1.91	Third Party Payors	12
1.92	Unsuitable for Its Permitted Use	12
1.93	Work	12

ARTICLE 2	LEASED PROPERTY AND TERM	13
2.1	Leased Property	13
2.2	Condition of Leased Property	13
2.3	Fixed Term	14
2.4	Extended Terms	14
2.5	Limitations on Term	15

ARTICLE 3	RENT	15
3.1	Rent	15
3.2	Late Payment of Rent, Etc.	19

2

3.3	Net Lease	20
3.4	No Termination, Abatement, Etc.	20

ARTICLE 4	USE OF THE LEASED PROPERTY	20
4.1	Permitted Use	20
4.2	Compliance with Legal/Insurance Requirements, Etc.	22
4.3	Compliance with Medicaid and Medicare Requirements	22
4.4	Environmental Matters	22

ARTICLE 5	MAINTENANCE AND REPAIRS	24
5.1	Maintenance and Repair	24
5.2	Tenant’s Personal Property	25
5.3	Yield Up	25
5.4	Management Agreement	26

ARTICLE 6	IMPROVEMENTS, ETC.	26
6.1	Improvements to the Leased Property	26
6.2	Salvage	27

ARTICLE 7	LIENS	27

ARTICLE 8	PERMITTED CONTESTS	27

ARTICLE 9	INSURANCE AND INDEMNIFICATION	28
9.1	General Insurance Requirements	28
9.2	Waiver of Subrogation	28
9.3	Form Satisfactory, Etc.	28
9.4	No Separate Insurance; Self-Insurance	29
9.5	Indemnification of Landlord	29

ARTICLE 10	CASUALTY	30
10.1	Insurance Proceeds	30
10.2	Damage or Destruction	30
10.3	Damage Near End of Term	32
10.4	Tenant’s Property	32
10.5	Restoration of Tenant’s Property	32
10.6	No Abatement of Rent	32
10.7	Waiver	32

ARTICLE 11	CONDEMNATION	33
11.1	Total Condemnation, Etc.	33
11.2	Partial Condemnation	33
11.3	Abatement of Rent	34
11.4	Temporary Condemnation	34
11.5	Allocation of Award	34

ARTICLE 12	DEFAULTS AND REMEDIES	34
12.1	Events of Default	34
12.2	Remedies	36
12.3	Tenant’s Waiver	38
12.4	Application of Funds	38
12.5	Landlord’s Right to Cure Tenant’s Default	38

ARTICLE 13	HOLDING OVER	38

ARTICLE 14	LANDLORD DEFAULT	38

ARTICLE 15	PURCHASE RIGHTS	39

ARTICLE 16	SUBLETTING AND ASSIGNMENT	40
16.1	Subletting and Assignment	40
16.2	Required Sublease Provisions	41

3

16.3	Permitted Sublease	42
16.4	Sublease Limitation	42

ARTICLE 17	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	42
17.1	Estoppel Certificates	42
17.2	Financial Statements	43
17.3	General Operations	43

ARTICLE 18	LANDLORD’S RIGHT TO INSPECT	44

ARTICLE 19	EASEMENTS	44
19.1	Grant of Easements	44
19.2	Exercise of Rights by Tenant	45
19.3	Permitted Encumbrances	45

ARTICLE 20	FACILITY MORTGAGES	45
20.1	Landlord May Grant Liens	45
20.2	Subordination of Lease	45
20.3	Notice to Mortgagee and Superior Landlord	46

ARTICLE 21	ADDITIONAL COVENANTS OF TENANT	47
21.1	Prompt Payment of Indebtedness	47
21.2	Conduct of Business	47
21.3	Maintenance of Accounts and Records	47
21.4	Notice of Litigation, Etc.	47
21.5	Prohibited Transactions	48

ARTICLE 22	ARBITRATION	48
22.1	Disputes	48
22.2	Selection of Arbitrators	48
22.3	Location of Arbitration	49
22.4	Scope of Discovery	49
22.5	Arbitration Award	49
22.6	Costs	49
22.7	Final Judgment	49
22.8	Payment	50
22.9	Intended Beneficiaries	50

ARTICLE 23	MISCELLANEOUS	50
23.1	Limitation on Payment of Rent	50
23.2	No Waiver	50
23.3	Remedies Cumulative	50
23.4	Severability	51
23.5	Acceptance of Surrender	51
23.6	No Merger of Title	51
23.7	Conveyance by Landlord	51
23.8	Quiet Enjoyment	51
23.9	No Recordation	51
23.10	Notices	52
23.11	Construction	52
23.12	Counterparts; Headings	53
23.13	Applicable Law, Etc.	53
23.14	Right to Make Agreement	53
23.15	Attorneys’ Fees	54
23.16	Nonliability of Trustees	54

4

MASTER LEASE AGREEMENT
(LEASE NO. 5)

THIS MASTER LEASE AGREEMENT is entered into as of June 29, 2016 by and between SNH/LTA PROPERTIES TRUST, a Maryland real estate investment trust, as landlord, (“Landlord”), and FIVE STAR QUALITY CARE TRUST, Maryland statutory trust, as tenant (“Tenant”).

W I T N E S S E T H :

WHEREAS, Senior Housing Properties Trust, a Maryland real estate investment trust and the ultimate parent of Landlord, and Five Star Quality Care, Inc., a Maryland corporation and the ultimate parent company of Tenant (“Five Star”), on behalf of themselves and their respective subsidiaries, are parties to that certain Transaction Agreement of even date herewith (the “Transaction Agreement”); and

WHEREAS, the Landlord and the Tenant are entering into this Agreement as part of the transactions contemplated by the Transaction Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.1               “AAA”  shall have the meaning given such term in Section 22.1.

1.2               “Additional Charges”  shall have the meaning given such term in Section 3.1.3.

1.3               “Additional Rent”  shall have the meaning given such term in Section 3.1.2(a).

1.4               “Affiliated Person”  shall mean, with respect to any Person, (a)  in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other

Person who is an officer, director, trustee or employee of, or partner in or member of, such Person or any Person referred to in the preceding clauses (a), (b) and (c), and (e) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (a) through (d).

1.5               “Agreement”  shall mean this Master Lease Agreement (Lease No. 5), including all schedules and exhibits attached hereto, as it and they may be amended from time to time as herein provided.

1.6               “Applicable Laws”  shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or Regulated Medical Wastes, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

1.7               “Arbitration Award”  shall have the meaning given such term in Section 22.5.

1.8               “Award”  shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of any Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

1.9               “Base Gross Revenues”  shall mean the Gross Revenues with respect to each Property for calendar year 2017; provided, however, that in the event that, with respect to any Lease Year, or portion thereof, for any reason (including, without limitation, a casualty or Condemnation) there shall be a reduction in the number of units available at any Facility located at the applicable Property or in the services provided at such Facility from the number of such units or the services on the Commencement Date, in determining Additional Rent payable for such Lease Year, Base Gross Revenues shall be reduced as follows:  (a) in the event of a partial closing of any Facility affecting the number of units, or the services provided, at such Facility, Gross Revenues attributable to units or services at such Facility shall be ratably allocated among all units in service at such Facility on the Commencement Date and all such Gross Revenues attributable to units no longer in service shall be subtracted from Base Gross Revenues throughout the period of such closing; and (b) in the event of any other change in circumstances affecting any Facility, Base Gross Revenues shall be equitably adjusted in such manner as Landlord and Tenant shall reasonably agree.

1.10             “Business Day”  shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.11             “Capital Addition”  shall mean, with respect to any Property, any renovation, repair or improvement to such Property, the cost of which constitutes a Capital Expenditure.

1.12             “Capital Expenditure”  shall mean any expenditure treated as capital in nature in accordance with GAAP.

1.13             “Change in Control”  shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of Tenant or any Guarantor, as the case may be, or the power to direct the management and policies of Tenant or any Guarantor, directly or indirectly, (b) the merger or consolidation of Tenant or any Guarantor with or into any Person or the merger or consolidation of any Person into Tenant or any Guarantor (other than the merger or consolidation of any Person into Tenant or any Guarantor that does not result in a Change in Control of Tenant or such Guarantor under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of Tenant or any Guarantor, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on the date hereof) constituted the board of directors of Tenant or any Guarantor (together with any new directors whose election by such board or whose nomination for election by the shareholders of Tenant or such Guarantor was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of Tenant or such Guarantor then in office, or (e) the adoption of any proposal (other than a precatory proposal) by Tenant or any Guarantor not approved by vote of a majority of the directors of Tenant or any Guarantor, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of Tenant or any Guarantor of any individual not nominated or appointed by vote of a majority of the directors of Tenant or such Guarantor in office immediately prior to the nomination or appointment of such individual.

1.14             “Claim”  shall have the meaning given such term in Article 8.

1.15             “Code”  shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

1.16             “Commencement Date”  shall mean the date of this Agreement.

1.17             “Condemnation”  shall mean, with respect to any Property, or any portion thereof, (a) the exercise of any governmental power with respect to such Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of such Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of such Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Property, whether or not the same shall have actually been commenced.

1.18             “Condemnor”  shall mean any public or quasi-public Person, having the power of Condemnation.

1.19             “Consolidated Financials”  shall mean, for any Fiscal Year or other accounting period of Five Star, annual audited and quarterly unaudited financial statements of Five Star prepared on a consolidated basis, including Five Star’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with GAAP throughout the periods reflected.

1.20             “Date of Taking”  shall mean, with respect to any Property, the date the Condemnor has the right to possession of such Property, or any portion thereof, in connection with a Condemnation.

1.21             “Default”  shall mean any event or condition which with the giving of notice and/or lapse of time would ripen into an Event of Default.

1.22             “Disbursement Rate”  shall mean an annual rate of interest, as of the date of determination, equal to the greater of (a) seven and one-half percent (7.5%), and (b) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus three hundred (300) basis points; provided, however, that in no event shall the Disbursement Rate exceed eleven and one-half percent (11.5%).

1.23             “Disputes”  shall have the meaning given such term in Section 22.1.

1.24             “Easement Agreement”  shall mean any conditions, covenants and restrictions, easements, declarations, licenses and other agreements which are Permitted Encumbrances and such other agreements as may be granted in accordance with Section 19.1.

1.25             “Encumbrance”  shall have the meaning given such term in Section 20.1.

1.26             “Entity”  shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association,

company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.

1.27             “Environment”  shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

1.28             “Environmental Obligation”  shall have the meaning given such term in Section 4.4.1.

1.29             “Environmental Notice”  shall have the meaning given such term in Section 4.4.1.

1.30             “Event of Default”  shall have the meaning given such term in Section 12.1.

1.31             “Excess Gross Revenues”  shall mean, with respect to each Property, the amount of Gross Revenues for any Lease Year, or portion thereof, in excess of Base Gross Revenues or the pro-rated portion thereof in the case of a Lease Year which is not a full twelve-month period.

1.32             “Extended Term”  shall have the meaning given such term in Section 2.4.

1.33             “Facility”  shall mean, with respect to any Property, the skilled nursing/intermediate care/independent living/assisted living/special care/group home facility being operated or proposed to be operated on such Property.

1.34             “Facility Mortgage”  shall mean any Encumbrance placed upon the Leased Property, or any portion thereof, in accordance with Article 20.

1.35             “Facility Mortgagee”  shall mean the holder of any Facility Mortgage.

1.36             “Financial Officer’s Certificate”  shall mean, as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer (or such officers’ authorized designee) of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Section 17.2, in which such officer shall certify (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b) in the event that the certifying party is an officer of Tenant and the certificate is being given in such capacity, that no Event of Default has occurred and is continuing hereunder.

1.37             “Fiscal Year”  shall mean the calendar year or such other annual period designated by Tenant and approved by Landlord.

1.38             “Five Star”  shall have the meaning given such term in the recitals to this Agreement.

1.39             “Fixed Term”  shall have the meaning given such term in Section 2.3.

1.40             “Fixtures”  shall have the meaning given such term in Section 2.1(d).

1.41             “GAAP”  shall mean generally accepted accounting principles consistently applied.

1.42             “Government Agencies”  shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or any Property, or any portion thereof, or any Facility operated thereon.

1.43             “Gross Revenues”  shall mean, with respect to each Property, for each Fiscal Year during the Term, in the aggregate, all revenues and receipts (determined on an accrual basis and in all material respects in accordance with GAAP) of every kind derived from renting, using and/or operating such Property and parts thereof, including, but not limited to:  all rents and revenues received or receivable for the use of or otherwise by reason of all units, beds and other facilities provided, meals served, services performed, space or facilities subleased or goods sold on such Property, or any portion thereof, including, without limitation, any other arrangements with third parties relating to the possession or use of any portion of such Property; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following:  revenue from professional fees or charges by physicians and unaffiliated providers of services, when and to the extent such charges are paid over to such physicians and unaffiliated providers of services, or are separately billed and not included in comprehensive fees; contractual allowances (relating to any period during the Term) for billings not paid by or received from the appropriate governmental agencies or third party providers; allowances according to GAAP for uncollectible accounts, including credit card accounts and charity care or other administrative discounts; all proper patient billing credits and adjustments according to GAAP relating to health care accounting; provider discounts for hospital or other medical facility utilization contracts and credit card discounts; any amounts actually paid by Tenant for the cost of any federal, state or local governmental programs imposed specially to provide or finance indigent patient care; federal, state or municipal excise, sales, use, occupancy or similar taxes collected directly from patients, clients or residents or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); Award proceeds (other than for a temporary Condemnation); revenues attributable to services actually provided off-site or otherwise away from such Property, such as home health care, to persons that are not patients, clients or residents at such Property; revenues attributable to child care services provided primarily to employees of such Property; any proceeds from any sale of such Property or from the refinancing of any debt encumbering such Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Facility located thereon; any security deposits and other advance deposits, until and unless the same are forfeited to Tenant or applied for the purpose for which they were collected; reimbursements for provider, bed or occupancy taxes charged by any Governmental Agency to the extent previously included in Gross Revenues; and interest income from any bank account or investment of Tenant.

1.44             “Guarantor”  shall mean Five Star and each and every other guarantor of Tenant’s obligations under this Agreement, and each such guarantor’s successors and assigns.

1.45             “Guaranty”  shall mean any guaranty agreement executed by a Guarantor in favor of Landlord pursuant to which the payment or performance of Tenant’s obligations under this Agreement are guaranteed, together with all modifications, amendments and supplements thereto.

1.46             “Hazardous Substances”  shall mean any substance:

(a)           the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b)           which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c)           which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d)           the presence of which on any Property, or any portion thereof, causes or materially threatens to cause an unlawful nuisance upon such Property, or any portion thereof, or to adjacent properties or poses or materially threatens to pose a hazard to such Property, or any portion thereof, or to the health or safety of persons on or about such Property, or any portion thereof; or

(e)           without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f)            without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g)           without limitation, which contains or emits radioactive particles, waves or material; or

(h)           without limitation, constitutes Regulated Medical Wastes.

1.47             “Immediate Family”  shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

1.48             “Impositions”  shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the laws of any State, as such laws may be amended from time to time, and all ad valorem, sales and use, or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), ground rents (including any minimum rent under any ground lease, and any additional rent or charges thereunder), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees, any new taxes or assessments (or increases in existing taxes or assessments) as a result of Landlord’s acquisition of a Property) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Impositions” shall not include (i) any tax based on net income imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee (including any mortgage or similar tax payable in connection with a Facility Mortgage) or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof (other than any new taxes or assessments (or increases in existing taxes or assessments) as a result of Landlord’s acquisition of a Property), (iv) any single business, gross receipts tax, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.1.3, (vi) any impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement or (viii) any impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

1.49             “Incidental Documents”  shall mean, collectively, any Guaranty, any Security Agreement and any Pledge Agreement.

1.50             “Indebtedness”  shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

1.51             “Insurance Requirements”  shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, any Manager or the Leased Property.

1.52             “Interest Rate”  shall mean seven and one-half percent (7.5%) per annum.

1.53             “Land”  shall have the meaning given such term in Section 2.1(a).

1.54             “Landlord”  shall have the meaning given such term in the preambles to this Agreement and shall also include its successors and assigns.

1.55             “Landlord Default”  shall have the meaning given such term in Article 14.

1.56             “Landlord Liens”  shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner of a direct or indirect interest in the Leased Property (other than the lessor under any ground lease affecting any portion of the Leased Property), or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property (other than the lessor under any ground lease affecting any portion of the Leased Property); provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

1.57             “Lease Year”  shall mean any Fiscal Year or portion thereof during the Term.

1.58             “Leased Improvements”  shall have the meaning given such term in Section 2.1(b).

1.59             “Leased Intangible Property”  shall mean all agreements, service contracts, equipment leases, booking agreements and other arrangements or agreements affecting the ownership, repair, maintenance, management, leasing or operation of the Leased Property, or any portion thereof, to which Landlord is a party; all books, records and files relating to the leasing, maintenance, management or operation of the Leased Property, or any portion thereof, belonging to Landlord; all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, trade names, service marks, telephone exchange numbers identified with the Leased Property, and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character belonging to Landlord with respect to the Leased Property.

1.60             “Leased Personal Property”  shall have the meaning given such term in Section 2.1(e).

1.61             “Leased Property”  shall have the meaning given such term in Section 2.1.

1.62             “Legal Requirements”  shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates of need, authorizations and regulations necessary to operate any Property for its Permitted Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting any Property, including those which may (i) require material repairs, modifications or alterations in or to any Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust.

1.63             “Lien”  shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of general creditors.

1.64             “Manager”  shall mean, with respect to any Property, the operator or manager under any Management Agreement from time to time in effect with respect to such Property, and its permitted successors and assigns.

1.65             “Management Agreement”  shall mean, with respect to any Property, any operating or management agreement from time to time entered into by Tenant with respect to such Property in accordance with the applicable provisions of this Agreement, together with all amendments, modifications and supplements thereto.

1.66             “Minimum Rent”  shall mean the sum of Eight Million Four Hundred Twenty-Six Thousand Two Hundred Fifty and 00/100s Dollars ($8,426,250.00) per annum.

1.67             “Notice”  shall mean a notice given in accordance with Section 23.10.

1.68             “Officer’s Certificate”  shall mean a certificate signed by an officer or other duly authorized individual of the certifying Entity duly authorized by the board of directors or other governing body of the certifying Entity.

1.69             “Overdue Rate”  shall mean, on any date, a per annum rate of interest equal to the lesser of fifteen percent (15%) and the maximum rate then permitted under Applicable Laws.

1.70             “Parent”  shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, twenty percent (20%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

1.71             “Permitted Encumbrances”  shall mean, with respect to any Property, all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s or leasehold title insurance policy issued to Landlord with respect to such Property, plus any other encumbrances as may have been granted or caused by Landlord or otherwise consented to in writing by Landlord from time to time.

1.72             “Permitted Use”  shall mean, with respect to any Property, any use of such Property permitted pursuant to Section 4.1.1.

1.73             “Person”  shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.74             “Pledge Agreement”  shall mean, collectively, any pledge agreement made in favor of Landlord with respect to the stock or other equity interests of Tenant or any assignee, subtenant or other transferee, as it or they may be amended, restated, supplemented or otherwise modified from time to time.

1.75             “Property”  shall have the meaning given such term in Section 2.1.

1.76             “Provider Agreements”  shall mean all participation, provider and reimbursement agreements or arrangements now or hereafter in effect for the benefit of Tenant or any Manager in connection with the operation of any Facility relating to any right of payment or other claim arising out of or in connection with Tenant’s participation in any Third Party Payor Program.

1.77             “Regulated Medical Wastes”  shall mean all materials generated by Tenant, subtenants, patients, occupants or the operators of the Leased Property which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

1.78             “Rent”  shall mean, collectively, the Minimum Rent, Additional Rent and Additional Charges.

1.79             “Rules”  shall have the meaning given such term in Section 22.1.

1.80             “SEC”  shall mean the Securities and Exchange Commission.

1.81             “Security Agreement”  shall mean, collectively, any security agreement made by Tenant or any assignee, subtenant or other transferee for the benefit of Landlord, as it or they may be amended, restated, supplemented or otherwise modified from time to time.

1.82             “State”  shall mean, with respect to any Property, the state, commonwealth or district in which such Property is located.

1.83             “Subordinated Creditor”  shall mean any creditor of Tenant which is a party to a Subordination Agreement in favor of Landlord.

1.84             “Subordination Agreement”  shall mean any agreement (and any amendments thereto) executed by a Subordinated Creditor pursuant to which the payment and performance of Tenant’s obligations to such Subordinated Creditor are subordinated to the payment and performance of Tenant’s obligations to Landlord under this Agreement.

1.85             “Subsidiary”  shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

1.86             “Successor Landlord”  shall have the meaning given such term in Section 20.2.

1.87             “Tenant”  shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.

1.88             “Tenant’s Personal Property”  shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, equipment, movable walls and partitions, equipment and machinery and all other tangible personal property of Tenant, if any, acquired by Tenant on and after the Commencement Date for any Property and located at such Property or used in Tenant’s business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant, other than any items included within the definitions of Fixtures and Leased Personal Property.

1.89             “Term”  shall mean, collectively, the Fixed Term and the Extended Term, to the extent properly exercised pursuant to the provisions of Section 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

1.90             “Third Party Payor Programs”  shall mean all third party payor programs in which Tenant presently or in the future may participate, including, without limitation, Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

1.91             “Third Party Payors”  shall mean Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, private insurers and any other Person which presently or in the future maintains Third Party Payor Programs.

1.92             “Unsuitable for Its Permitted Use”  shall mean, with respect to any Facility, a state or condition of such Facility such that (a) following any damage or destruction involving a Facility, (i) such Facility cannot be operated on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within twelve (12) months following such damage or destruction or such longer period of time as to which business interruption insurance is available to cover Rent and other costs related to the applicable Property following such damage or destruction, (ii) the damage or destruction, if uninsured, exceeds $1,000,000 or (iii) the cost of such restoration exceeds ten percent (10%) of the fair market value of such Property immediately prior to such damage or destruction, or (b) as the result of a partial taking by Condemnation, such Facility cannot be operated, in the good faith judgment of Tenant, on a commercially practicable basis for its Permitted Use.

1.93             “Work”  shall have the meaning given such term in Section 10.2.4.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1               Leased Property.  Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (each of items (a) through (g) below which relates to any single Facility, a “Property” and, collectively, the “Leased Property”):

(a)           those certain tracts, pieces and parcels of land, as more particularly described in Exhibits A-1 through A-7 attached hereto and made a part hereof (the “Land”);

(b)           all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Leased Improvements”);

(c)           all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d)           all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”);

(e)           all machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in Tenant’s business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the category of Fixtures, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Leased Personal Property”);

(f)            all of the Leased Intangible Property; and

(g)           any and all leases of space in the Leased Improvements.

2.2               Condition of Leased Property.  Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust existing prior to the Commencement Date for any Property or permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof.  TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY.  LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.  To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in interest or insurer for breaches of warranties or representations or for latent defects in the Leased Property.  Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense.  Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.

2.3               Fixed Term.  The initial term of this Agreement (the “Fixed Term”) with respect to each Property commenced on the Commencement Date with respect to such Property and shall expire on December 31, 2028.

2.4               Extended Terms.  Provided that no Event of Default shall have occurred and be continuing, Tenant shall have the right to extend the Term for two renewal terms of fifteen (15) years each (each an “Extended Term”).

If and to the extent Tenant shall exercise the options, the first Extended Term shall commence on January 1, 2029 and expire on December 31, 2043 and the second Extended Term shall commence on January 1, 2044 and expire on December 31, 2058.  All of the terms, covenants and provisions of this Agreement shall apply to each Extended Term, except that Tenant shall have no right to extend the Term beyond December 31, 2058.  If Tenant shall elect to exercise the option to extend the Term for the first Extended Term, it shall do so by giving Landlord Notice thereof not later than December 31, 2026, and if Tenant shall elect to exercise its option to extend the Term for the second Extended Term after having elected to extend the Term for the first Extended Term, it shall do so by giving Landlord Notice not later than December 31, 2041, it being understood and agreed that time shall be of the essence with respect to the giving of any such Notice.  If Tenant shall fail to give any such Notice, this Agreement shall automatically terminate at the end of the Fixed Term or the first Extended Term as applicable and Tenant shall have no further option to extend the Term of this Agreement.  If Tenant shall give such Notice, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.  Notwithstanding the provisions of the foregoing sentence, if, subsequent to the giving of such Notice, an Event of Default shall occur, at Landlord’s option, the extension of this Agreement shall cease to take effect and this Agreement shall automatically terminate at the end of the Fixed Term or the Extended Term, as applicable, and Tenant shall have no further option to extend the Term of this Agreement.

2.5               Limitations on Term.  Notwithstanding anything contained in Section 2.3 or Section 2.4 to the contrary, the Term of this Agreement with respect to any Property shall not extend beyond the term of any ground lease (including renewals and extensions thereof) pursuant to which Landlord leases such Property.

ARTICLE 3

RENT

3.1               Rent.  Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent and Additional Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term.  All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion.  Rent for any partial calendar month shall be prorated on a per diem basis.

3.1.1           Minimum Rent.

(a)           Payments.  Minimum Rent shall be paid in equal monthly installments in arrears on the first Business Day of each calendar month during the Term.

(b)           Allocation of Minimum Rent.  Minimum Rent may be allocated and reallocated among the Properties comprising the Leased Property by agreement among Landlord and Tenant; provided, however that in no event shall the Minimum Rent allocated to any Property be less than the monthly amount payable by Landlord on account of any Facility Mortgage and/or ground or master lease with respect to such Property nor shall the aggregate amount of Minimum Rent allocated among the Properties exceed the total amount payable for the Leased Property.

(c)           Adjustments of Minimum Rent Following Disbursements Under Sections 5.1.2(b), 10.2.3 and 11.2.  Effective on the date of each disbursement to pay for the cost of any repairs, maintenance, renovations or replacements pursuant to Sections 5.1.2(b), 10.2.3 or 11.2, the annual Minimum Rent shall be increased by a per annum amount equal to the Disbursement Rate times the amount so disbursed.  If any such disbursement is made during any calendar month on a day other than the first Business Day of such calendar month, Tenant shall pay to Landlord on the first Business Day of the immediately following calendar month (in addition to the amount of Minimum Rent payable with respect to such calendar month, as adjusted pursuant to this paragraph (c)) the amount by which Minimum Rent for the preceding calendar month, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent paid by Tenant for such preceding calendar month.

(d)           Adjustments of Minimum Rent Following Partial Lease Termination.  Subject to Section 4.1.1(b), if this Agreement shall terminate with respect to any Property but less than all of the Leased Property, Minimum Rent shall be reduced by the affected Property’s allocable share of Minimum Rent determined in accordance with the applicable provisions of this Agreement.

3.1.2           Additional Rent.

(a)           Amount.  Tenant shall pay additional rent (“Additional Rent”) with respect to each Lease Year during the Term in an amount, not less than zero, equal to four percent (4%) of Excess Gross Revenues at each Property.

(b)           Quarterly Installments.  Installments of Additional Rent for each Lease Year during the Term, or portion thereof, shall be calculated and paid quarterly in arrears.  Quarterly payments of Additional Rent for each Property shall be calculated based on Gross Revenues for such quarter during the preceding year and shall be due and payable and delivered to Landlord on the first Business Day of each calendar quarter, or portion thereof, thereafter occurring during the Term, together with an Officer’s Certificate setting forth the calculation of Additional Rent due and payable for such quarter.

(c)           Reconciliation of Additional Rent.  In addition, within seventy-five (75) days after the end of each Lease Year (or any portion thereof occurring during the Term), Tenant shall deliver, or cause to be delivered, to Landlord (i) a financial report setting forth the Gross Revenues for each Property for such preceding Lease Year, or portion thereof, together with an Officer’s Certificate from Tenant’s chief financial or accounting officer certifying that such report is true and correct, and (ii) a statement showing Tenant’s calculation of Additional Rent due for such preceding Lease Year, or portion thereof, based on the Gross Revenues set forth in such financial report, together with an Officer’s Certificate from Tenant’s chief financial or accounting officer certifying that such statement is true and correct.

If the annual Additional Rent for such preceding Lease Year as set forth in Tenant’s statement thereof exceeds the amount previously paid with respect thereto by Tenant, Tenant shall pay such excess to Landlord at such time as the statement is delivered, together with interest at the Interest Rate, which interest shall accrue from the close of such preceding Lease Year until the date that such statement is required to be delivered and, thereafter, such interest shall accrue at the Overdue Rate, until the amount of such difference shall be paid or otherwise discharged.  If the annual Additional Rent for such preceding Lease Year as shown in such statement is less than the amount previously paid with respect thereto by Tenant, provided that no Event of Default shall have occurred and be continuing, Landlord shall grant Tenant a credit against the Additional Rent next coming due in the amount of such difference, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date such credit is applied or paid, as the case may be.  If such credit cannot be made because the Term has expired prior to application in full thereof, provided no Event of Default has occurred and is continuing, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment by Landlord.

(d)           Confirmation of Additional Rent.  Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices and in all material respects in accordance with GAAP, which will accurately record all Gross Revenues and Tenant shall retain, for at least three (3) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all Gross Revenues for such Lease Year.  Landlord, at its own expense, except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant, by its accountants or representatives, to audit the information set forth in the Officer’s Certificate referred to in subparagraph (c) above and, in connection with such audits, to examine Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns).  Landlord shall begin such audit as soon as reasonably possible following its receipt of the applicable Officer’s Certificate and shall complete such audit as soon as reasonably possible thereafter.  All such audits shall be performed at the location where such books and records are customarily kept and in such a manner so as to minimize any interference with Tenant’s business operations.  If any such audit discloses a deficiency in the payment of Additional Rent and either Tenant agrees with the result of such audit or the matter is otherwise determined, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate, from the date such payment should have been made to the date of payment thereof, and if the amount of such deficiency exceeds five percent (5%) of the Additional Rent that should have been paid for any Lease Year, Tenant shall forthwith pay to Landlord the aggregate amount of all costs and expenses incurred by Landlord in connection with any such audit.  If any such audit discloses that Tenant paid more Additional Rent for any Lease Year than was due hereunder, and either Landlord agrees with the result of such audit or the matter is otherwise determined, provided no Event of Default has occurred and is continuing, Landlord shall, at Landlord’s option, either grant Tenant a credit or pay to Tenant an amount equal to the amount of such overpayment against Additional Rent next coming due in the amount of such difference, as finally agreed or determined, together with interest at the Interest Rate, which interest shall accrue from the time of payment by Tenant until the date such credit is applied or paid, as the case may be; provided, however, that, upon the expiration or sooner termination of the Term, provided no Event of Default has occurred and is continuing, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment from Landlord.  Any dispute concerning the correctness of an audit shall be settled by arbitration pursuant to the provisions of Article 22.

Any proprietary information obtained by Landlord with respect to Tenant pursuant to the provisions of this Agreement shall be treated as confidential, except that such information may be disclosed or used, subject to appropriate confidentiality safeguards, pursuant to court order or in any litigation between the parties and except further that Landlord may disclose such information to its prospective lenders, provided that Landlord shall direct such lenders to maintain such information as confidential.  The obligations of Tenant and Landlord contained in this Section 3.1.2 shall survive the expiration or earlier termination of this Agreement.

3.1.3           Additional Charges.  In addition to the Minimum Rent and Additional Rent payable hereunder, Tenant shall pay (or cause to be paid) to the appropriate parties and discharge (or cause to be discharged) as and when due and payable the following (collectively, “Additional Charges”):

(a)           Impositions.  Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments.  If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to pay, such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto.  Landlord, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file, or cause to be prepared and filed, all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock or other equity interests, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies.  Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant, the same shall be paid over to or retained by Tenant.  Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports.  In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file, or cause to be filed, all personal property tax returns in such jurisdictions where it may legally so file.  Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.  Where Landlord is legally required to file personal property tax returns for property covered by this Agreement, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest.  All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, subject to the provisions of Article 8.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.

(b)           Utility Charges.  Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(c)           Insurance Premiums.  Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

(d)           Other Charges.  Tenant shall pay or cause to be paid all other amounts, liabilities and obligations, including, without limitation, ground rents, if any, and all amounts payable under any equipment leases and all agreements to indemnify Landlord under Sections 4.4.2 and 9.5.

(e)           Reimbursement for Additional Charges.  If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement (other than termination by reason of an Event of Default), Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts.  Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

3.2               Late Payment of Rent, Etc.  If any installment of Minimum Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) days after its due date, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof.  To the extent that Tenant pays any Additional Charges directly to Landlord or any Facility Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due.  If any payments due from Landlord to Tenant shall not be paid within ten (10) days after its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof.

In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which is added for non-payment or late payment of such items.  Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Additional Rent.

3.3               Net Lease.  The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise, including those provisions for adjustment or abatement of such Rent.

3.4               No Termination, Abatement, Etc.   Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall not take any action without the consent of the other to modify, surrender or terminate this Agreement.  In addition, except as otherwise expressly provided in this Agreement, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to or destruction of the Leased Property, or any portion thereof, from whatever cause or any Condemnation, (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim which Tenant may have against Landlord by reason of any default (other than a monetary default) or breach of any warranty by Landlord under this Agreement or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing (other than a monetary default by Landlord).  Except as otherwise specifically provided in this Agreement, Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (i) to modify, surrender or terminate this Agreement or quit or surrender the Leased Property, or any portion thereof, or (ii) which would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder.  The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1               Permitted Use.

4.1.1           Permitted Use.

(a)           Tenant shall, at all times during the Term, and at any other time that Tenant shall be in possession of any Property, continuously use and operate, or cause to be used and operated, such Property as a skilled nursing/ intermediate care/independent living/assisted living/ special care/group home facility as currently operated, and any uses incidental thereto.  Tenant shall not use (and shall not permit any Person to use) any Property, or any portion thereof, for any other use without the prior written consent of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

No use shall be made or permitted to be made of any Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering such Property or any part thereof (unless another adequate policy is available) or which would constitute a default under any ground lease affecting such Property, nor shall Tenant sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about any Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations.  Tenant shall, at its sole cost (except as expressly provided in Section 5.1.2(b)), comply or cause to be complied with all Insurance Requirements.  Tenant shall not take or omit to take, or permit to be taken or omitted to be taken, any action, the taking or omission of which materially impairs the value or the usefulness of any Property or any part thereof for its Permitted Use.

(b)           In the event that, in the reasonable determination of Tenant, it shall no longer be economically practical to operate any Property as currently operated, Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the reasons therefor.  Thereafter, Landlord and Tenant shall negotiate in good faith to agree on an alternative use for such Property, appropriate adjustments to the Additional Rent and other related matters; provided, however, in no event shall the Minimum Rent be reduced or abated as a result thereof.  If Landlord and Tenant fail to agree on an alternative use for such Property within sixty (60) days after commencing negotiations as aforesaid, Tenant may market such Property for sale to a third party.  If Tenant receives a bona fide offer (an “Offer”) to purchase such Property from a Person having the financial capacity to implement the terms of such Offer, Tenant shall give Landlord Notice thereof, which Notice shall include a copy of the Offer executed by such third party.  In the event that Landlord shall fail to accept or reject such Offer within thirty (30) days after receipt of such Notice, such Offer shall be deemed to be rejected by Landlord.  If Landlord shall sell the Property pursuant to such Offer, then, effective as of the date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an amount equal to the product of the net proceeds of sale received by Landlord multiplied by the Interest Rate.  If Landlord shall reject (or be deemed to have rejected) such Offer, then, effective as of the proposed date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an amount equal to the product of the projected net proceeds determined by reference to such Offer multiplied by the Interest Rate.

4.1.2           Necessary Approvals.  Tenant shall proceed with all due diligence and exercise reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all approvals necessary to use and operate, for its Permitted Use, each Property and the Facility located thereon under Applicable Laws and, without limiting the foregoing, shall exercise reasonable efforts to maintain (or cause to be maintained) appropriate certifications for reimbursement and licensure.

4.1.3           Lawful Use, Etc.  Tenant shall not, and shall not permit any Person to use or suffer or permit the use of any Property or Tenant’s Personal Property, if any, for any unlawful purpose.  Tenant shall not, and shall not permit any Person to, commit or suffer to be committed any waste on any Property, or in any Facility, nor shall Tenant cause or permit any unlawful nuisance thereon or therein.  Tenant shall not, and shall not permit any Person to, suffer nor permit any Property, or any portion thereof, to be used in such a manner as (a) may materially and adversely impair Landlord’s title thereto or to any portion thereof, or (b) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of such Property, or any portion thereof.

4.2               Compliance with Legal/Insurance Requirements, Etc.  Subject to the provisions of Section 5.1.2(b) and Article 8, Tenant, at its sole expense, shall (a) comply with (or cause to be complied with) all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of any Property and with the terms and conditions of any ground lease affecting any Property, (b) perform (or cause to be performed) in a timely fashion all of Landlord’s obligations under any ground lease affecting any Property and (c) procure, maintain and comply with (or cause to be procured, maintained and complied with) all material licenses, certificates of need, permits, provider agreements and other authorizations and agreements required for any use of any Property and Tenant’s Personal Property, if any, then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

4.3               Compliance with Medicaid and Medicare Requirements.  Tenant, at its sole cost and expense (but subject to Section 5.1.2(b), shall make (or shall cause to be made), whatever improvements (capital or ordinary) as are required to conform each Property to such standards as may, from time to time, be required by Federal Medicare (Title 18) or Medicaid (Title 19) for skilled and/or intermediate care nursing programs, to the extent Tenant is a participant in such programs with respect to such Property, or any other applicable programs or legislation, or capital improvements required by any other governmental agency having jurisdiction over any Property as a condition of the continued operation of such Property for its Permitted Use.

4.4               Environmental Matters.

4.4.1           Restriction on Use, Etc.  During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall not, and shall not permit any Person to, store, spill upon, dispose of or transfer to or from such Property any Hazardous Substance, except in compliance with all Applicable Laws.  During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall maintain (or shall cause to be maintained) such Property at all times free of any Hazardous Substance (except in compliance with all Applicable Laws).  Tenant shall promptly:  (a) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Substances at any Property, (b) transmit to Landlord a copy of any report which is required to be filed by Tenant or any Manager with respect to any Property pursuant to SARA Title III or any other Applicable Laws, (c) transmit to Landlord copies of any citations, orders, notices or other governmental communications received by Tenant or any Manager or their respective agents or representatives with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Laws and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) observe and comply with (or cause to be observed and complied with) all Applicable Laws relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) pay or otherwise dispose (or cause to be paid or otherwise disposed) of any fine, charge or Imposition related thereto, unless Tenant or any Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of any of the Leased Property is not materially and adversely affected thereby.

If, at any time prior to the termination of this Agreement, Hazardous Substances (other than those maintained in accordance with Applicable Laws) are discovered on any Property, subject to Tenant’s right to contest the same in accordance with Article 8, Tenant shall take (and shall cause to be taken) all actions and incur any and all expenses, as are required by any Government Agency and by Applicable Laws, (x) to clean up and remove from and about such Property all Hazardous Substances thereon, (y) to contain and prevent any further release or threat of release of Hazardous Substances on or about such Property and (z) to use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Property.

4.4.2           Indemnification of Landlord.  Tenant shall protect, indemnify and hold harmless Landlord and each Facility Mortgagee, their trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to this Agreement (collectively, the “Indemnitees” and, individually, an “Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorney’s fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence in, upon or under the soil or ground water of any Property or any properties surrounding such Property of any Hazardous Substances in violation of any Applicable Laws, except to the extent the same arise from the acts or omissions of Landlord or any other Indemnitee or during any period that Landlord or a Person designated by Landlord (other than Tenant) is in possession of such Property from and after the Commencement Date for such Property.  Tenant’s duty herein includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of the Term and the surrender of such Property to Landlord in accordance with the terms of this Agreement of Hazardous Substances in, upon or under the soil or ground water of such Property in violation of any Applicable Laws.  Upon Notice from Landlord and any other of the Indemnitees, Tenant shall undertake the defense, at Tenant’s sole cost and expense, of any indemnification duties set forth herein, in which event, Tenant shall not be liable for payment of any duplicative attorneys’ fees incurred by any Indemnitee.

Tenant shall, upon demand, pay (or cause to be paid) to Landlord, as an Additional Charge, any cost, expense, loss or damage (including, without limitation, reasonable attorneys’ fees) reasonably incurred by Landlord and arising from a failure of Tenant to observe and perform (or to cause to be observed and performed) the requirements of this Section 4.4, which amounts shall bear interest from the date ten (10) Business Days after written demand therefor is given to Tenant until paid by Tenant to Landlord at the Overdue Rate.

4.4.3           Survival.  The provisions of this Section 4.4 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1               Maintenance and Repair.

5.1.1           Tenant’s General Obligations.  Tenant shall keep (or cause to be kept), at Tenant’s sole cost and expense, the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant’s Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s or any Manager’s use, any prior use, the elements or the age of the Leased Property or Tenant’s Personal Property or any portion thereof), and shall promptly make or cause to be made all necessary and appropriate repairs and replacements to each Property of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date for such Property (concealed or otherwise).  All repairs shall be made in a good, workmanlike manner, consistent with industry standards for comparable Facilities in like locales, in accordance with all applicable federal, state and local statutes, ordinances, codes, rules and regulations relating to any such work.  Tenant shall not take or omit to take (or permit any Person to take or omit to take) any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Leased Property or any material part thereof for its Permitted Use.  Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Article 10 and Article 11 and Tenant’s obligations with respect to Hazardous Substances are as set forth in Section 4.4.

5.1.2           Landlord’s Obligations.

(a)           Except as otherwise expressly provided in this Agreement, Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way.  Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at any Property at the expense of Landlord pursuant to any law in effect on the Commencement Date for such Property or thereafter enacted.  Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

(b)           If, pursuant to the terms of this Agreement, Tenant is required to make any expenditures in connection with any repair, maintenance or renovation with respect to any Property, Tenant may, at its election, advance such funds or give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required repair, renovation or replacement, the estimated cost thereof and such other information with respect thereto as Landlord may reasonably require.  Provided that no Event of Default shall have occurred and be continuing and Tenant shall otherwise comply with the applicable provisions of Article 6, Landlord shall, within ten (10) Business Days after such Notice, subject to and in accordance with the applicable provisions of Article 6, disburse such required funds to Tenant (or, if Tenant shall so elect, directly to the Manager or any other Person performing the required work) and, upon such disbursement, the Minimum Rent shall be adjusted as provided in Section 3.1.1(c).  Notwithstanding the foregoing, Landlord may elect not to disburse such required funds to Tenant; provided, however, that if Landlord shall elect not to disburse such required funds as aforesaid, Tenant’s obligation to make such required repair, renovation or replacement shall be deemed waived by Landlord, and, notwithstanding anything contained in this Agreement to the contrary, Tenant shall have no obligation to make such required repair, renovation or replacement.

5.1.3           Nonresponsibility of Landlord, Etc.  All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished to Tenant or any Manager or for any other purpose during the term of this Agreement.

Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property or any part thereof nor to subject Landlord’s estate in the Leased Property or any part thereof to liability under any mechanic’s lien law of any State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.

5.2              Tenant’s Personal Property.  Tenant shall provide and maintain (or cause to be provided and maintained) throughout the Term all such Tenant’s Personal Property as shall be necessary in order to operate in compliance with applicable material Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use.  If, from and after the Commencement Date with respect to any Property, Tenant acquires an interest in any item of tangible personal property (other than motor vehicles) on, or in connection with, the Leased Property, or any portion thereof, which belongs to anyone other than Tenant, Tenant shall require the agreements permitting such use to provide that Landlord or its designee may assume Tenant’s rights and obligations under such agreement upon Landlord’s purchase of the same in accordance with the provisions of Article 15 and the assumption of management or operation of the Facility by Landlord or its designee.

5.3                 Yield Up.  Upon the expiration or sooner termination of this Agreement (or the termination of this Agreement with respect to any Property), Tenant shall vacate and surrender the Leased Property or such Property (as applicable) to Landlord in substantially the same condition in which such Property was in on its Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear excepted (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or Condemnation in accordance with Article 10 or Article 11 excepted).

In addition, upon the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s sole cost and expense, use its good faith efforts to transfer (or cause to be transferred) to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Facility as then operated.  If requested by Landlord, Tenant shall continue to manage one or more of the Facilities after the expiration of the Term for up to one hundred eighty (180) days, on such reasonable terms (which shall include an agreement to reimburse Tenant for its reasonable out-of-pocket costs and expenses, and reasonable administrative costs), as Landlord shall reasonably request.

5.4              Management Agreement.  Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, amend or modify the provisions of any Management Agreement with respect to any Property.  Any Management Agreement entered into pursuant to the provisions of this Section 5.4 shall be subordinate to this Agreement and shall provide, inter alia, that all amounts due from Tenant to Manager thereunder shall be subordinate to all amounts due from Tenant to Landlord (provided that, as long as no Event of Default has occurred and is continuing, Tenant may pay all amounts due to Manager thereunder pursuant to such Management Agreement) and for termination thereof, at Landlord’s option, upon the termination of this Agreement.  Tenant shall not take any action, grant any consent or permit any action under any such Management Agreement which might have a material adverse effect on Landlord, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1               Improvements to the Leased Property.  Tenant shall not make, construct or install (or permit to be made, constructed or installed) any Capital Additions without, in each instance, obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned provided that (a) construction or installation of the same would not adversely affect or violate any material Legal Requirement or Insurance Requirement applicable to any Property and (b) Landlord shall have received an Officer’s Certificate certifying as to the satisfaction of the conditions set out in clause (a) above; provided, however, that no such consent shall be required in the event immediate action is required to prevent imminent harm to person or property.  No Capital Addition shall be made which would tie in or connect any Leased Improvements with any other improvements on property adjacent to any Property (and not part of the Land) including, without limitation, tie-ins of buildings or other structures or utilities.  Except as permitted herein, Tenant shall not finance the cost of any construction of such improvement by the granting of a lien on or security interest in the Leased Property or such improvement, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion.  Any such improvements shall, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.

6.2               Salvage.  All materials which are scrapped or removed in connection with the making of either Capital Additions or non-Capital Additions or repairs required by Article 5 shall be or become the property of the party that paid for such work.

ARTICLE 7

LIENS

Subject to Article 8, Tenant shall use its best efforts not, directly or indirectly, to create or allow to remain and shall promptly discharge (or cause to be discharged), at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property, or any portion thereof, or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Article 8, (g) any Facility Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 20 and (h) Landlord Liens and any other voluntary liens created by Landlord.

ARTICLE 8

PERMITTED CONTESTS

Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay (or cause to be paid) any Claims as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage or deed of trust encumbering the Leased Property, or any portion thereof (Landlord agreeing that any such mortgage or deed of trust shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in or reasonably be expected to result in a lien attaching to the Leased Property, or any portion thereof, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof.  Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same.  Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been fully reimbursed by Tenant.  If Tenant shall fail (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE AND INDEMNIFICATION

9.1               General Insurance Requirements.  Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of any Property, or any portion thereof, keep (or cause to be kept) such Property and all property located therein or thereon, insured against the risks and in such amounts as is against such risks and in such amounts as Landlord shall reasonably require and may be commercially reasonable.  Tenant shall annually prepare a proposal setting forth the insurance Tenant proposes to be maintained with respect to each Property, and shall submit such proposal to Landlord at least ninety (90) days prior to the expiration of the insurance policy then in effect for Landlord’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  In the event that Landlord shall fail to respond within thirty (30) days after receipt of such proposal, such proposal shall be deemed approved.

9.2               Waiver of Subrogation.  Landlord and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in any State) with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Landlord or Tenant shall self insure in accordance with the terms hereof, Landlord or Tenant, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom.  In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.

9.3               Form Satisfactory, Etc.  All insurance policies and endorsements required pursuant to this Article 9 shall be fully paid for, nonassessable, and issued by reputable insurance companies authorized to do business in the State and having a general policy holder’s rating of no less than A in Best’s latest rating guide.  All property, business interruption, liability and flood insurance policies with respect to each Property shall include no deductible in excess of Two

Hundred Fifty Thousand Dollars ($250,000).  At all times, all property, business interruption, liability and flood insurance policies, with the exception of worker’s compensation insurance coverage, shall name Landlord and any Facility Mortgagee as additional insureds, as their interests may appear.  All loss adjustments shall be payable as provided in Article 10, except that losses under liability and worker’s compensation insurance policies shall be payable directly to the party entitled thereto.  Tenant shall cause all insurance premiums to be paid prior to the effective date of any policy, if required by such policy, or pursuant to an installment payment plan if permissible under such policy.  Not more than twenty five (25) days nor less than five (5) days prior to the effective date of the policies or renewal policies (which, for renewal policies, shall be prior to the expiration of the existing policy), Tenant shall deliver to Landlord copies of enforceable binders for such insurance coverage.  Tenant shall deliver (or cause to be delivered) to Landlord certificates evidencing such insurance coverage within five (5) days after the effective date of such policies, and thereafter Tenant shall deliver to Landlord the policies or renewal policies promptly upon receipt by Tenant.  All such policies shall provide Landlord (and any Facility Mortgagee if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy.  In the event Tenant shall fail to effect (or cause to be effected) such insurance as herein required, to pay (or cause to be paid) the premiums therefor or to deliver (or cause to be delivered) such policies or certificates to Landlord or any Facility Mortgagee at the times required, Landlord shall have the right, but not the obligation, upon Notice to Tenant, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Charges, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

9.4               No Separate Insurance; Self-Insurance.  Tenant shall not take (or permit any Person to take) out separate insurance, concurrent in form or contributing in the event of loss with that required by this Article 9, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement.  In the event Tenant shall take out any such separate insurance or increase any of the amounts of the then existing insurance, Tenant shall give Landlord prompt Notice thereof.  Tenant shall not self-insure (or permit any Person to self-insure) with respect to any insurance required to be carried hereunder by Tenant.

9.5               Indemnification of Landlord.  Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of the following, except to the extent caused by Landlord’s gross negligence or willful misconduct:  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Property or portion thereof or adjoining sidewalks or rights of way, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant, any Manager or anyone claiming under any of them or Tenant’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or participant relating to any Property or portion thereof or Tenant’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Landlord is made a party, (c) any Impositions that are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement, and (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement.  Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same, with Landlord’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned).  The obligations of Tenant under this Section 9.5 are in addition to the obligations set forth in Section 4.4 and shall survive the termination of this Agreement.

ARTICLE 10

CASUALTY

10.1             Insurance Proceeds.  Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to any Property, or any portion thereof, and insured under any policy of insurance required by Article 9 (other than the proceeds of any business interruption insurance) shall be paid directly to Landlord (subject to the provisions of Section 10.2) and all loss adjustments with respect to losses payable to Landlord shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, so long as no Event of Default shall have occurred and be continuing, all such proceeds less than or equal to Two Hundred Fifty Thousand Dollars ($250,000) (which amount shall be increased by fifty thousand dollars ($50,000) every five years during the Term, with the first such increase commencing on July 1, 2021 ) shall be paid directly to Tenant and such losses may be adjusted without Landlord’s consent.  If Tenant is required to reconstruct or repair any Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of such Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.4.  Provided no Default or Event of Default has occurred and is continuing, any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant.  In the event that the provisions of Section 10.2.1 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2.1.

10.2             Damage or Destruction.

10.2.1         Damage or Destruction of Leased Property.  If, during the Term, any Property shall be totally or partially destroyed and the Facility located thereon is thereby rendered Unsuitable for Its Permitted Use,  Tenant may, by the giving of Notice thereof to the Landlord, terminate this Agreement with respect to such affected Property, whereupon, this Agreement shall terminate with respect to such affected Property and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.  In such event, Tenant shall pay to Landlord the amount of any deductible under the insurance policies covering such Facility, the amount of any uninsured loss and any difference between the replacement cost of the affected Property and the casualty insurance proceeds therefor.

10.2.2         Partial Damage or Destruction.  If, during the Term, any Property shall be totally or partially destroyed but the Facility is not rendered Unsuitable for Its Permitted Use, Tenant shall, subject to Section 10.2.3, promptly restore such Facility as provided in Section 10.2.4.

10.2.3         Insufficient Insurance Proceeds.  If the cost of the repair or restoration of the applicable Facility exceeds the amount of insurance proceeds received by Landlord and Tenant pursuant to Section 9.1, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement).  In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant, given within sixty (60) days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1.1(c).  In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement with respect to the affected Property by Notice to the other, whereupon, this Agreement shall so terminate and insurance proceeds shall be distributed as provided in Section 10.2.1.  It is expressly understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall, upon any insurable loss, pay over the amount of such deductible to Landlord at the time and in the manner herein provided for payment of the applicable proceeds to Landlord.

10.2.4         Disbursement of Proceeds.  In the event Tenant is required to restore any Property pursuant to Section 10.2 and this Agreement is not terminated as to such Property pursuant to this Article 10, Tenant shall commence (or cause to be commenced) promptly and continue diligently to perform (or cause to be performed) the repair and restoration of such Property (hereinafter called the “Work”), so as to restore (or cause to be restored) the applicable Property in material compliance with all Legal Requirements and so that such Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction.  Subject to the terms hereof, Landlord shall advance the insurance proceeds and any additional amounts payable by Landlord pursuant to Section 10.2.3 or otherwise deposited with Landlord to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair.  Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord).  Landlord may, at its option, condition advancement of such insurance proceeds and other amounts on (a) the absence of any Event of Default, (b) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (c) general contractors’ estimates, (d) architect’s certificates, (e) conditional lien waivers of general contractors, if available, (f) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, (g), if Tenant has elected to advance deficiency funds pursuant to Section 10.2.3, Tenant depositing the amount thereof with Landlord and (h) such other certificates as Landlord may, from time to time, reasonably require.

Landlord’s obligation to disburse insurance proceeds under this Article 10 shall be subject to the release of such proceeds by any Facility Mortgagee to Landlord.

Tenant’s obligation to restore the applicable Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by the applicable Facility Mortgagee to Landlord or directly to Tenant and, in the event such proceeds are insufficient, Landlord electing to make such deficiency available therefor (and disbursement of such deficiency).

10.3             Damage Near End of Term.  Notwithstanding any provisions of Section 10.1 or 10.2 to the contrary, if damage to or destruction of any Property occurs during the last twelve (12) months of the Term and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of the Term, the provisions of Section 10.2.1 shall apply as if such Property had been totally or partially destroyed and the Facility thereon rendered Unsuitable for its Permitted Use.

10.4             Tenant’s Property.  All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant and, to the extent necessary to repair or replace Tenant’s Personal Property in accordance with Section 10.5, Tenant shall hold such proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property.

10.5             Restoration of Tenant’s Property.  If Tenant is required to restore any Property as hereinabove provided, Tenant shall either (a) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, or (b) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of such Property.

10.6             No Abatement of Rent.  This Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Leased Property, or any portion thereof (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder).  The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property, or any portion thereof, and, to the maximum extent permitted by law, no local or State statute, laws, rules, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

10.7             Waiver.  Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property, or any portion thereof.

ARTICLE 11

CONDEMNATION

11.1             Total Condemnation, Etc.  If either (a) the whole of any Property shall be taken by Condemnation or (b) a Condemnation of less than the whole of any Property renders any Property Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Property, and Tenant and Landlord shall seek the Award for their interests in the applicable Property as provided in Section 11.5.

11.2             Partial Condemnation.  In the event of a Condemnation of less than the whole of any Property such that such Property is still suitable for its Permitted Use, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord as hereinafter provided, commence (or cause to be commenced) promptly and continue diligently to restore (or cause to be restored) the untaken portion of the applicable Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such Leased Improvements existing immediately prior to such Condemnation, in material compliance with all Legal Requirements, subject to the provisions of this Section 11.2.  If the cost of the repair or restoration of the affected Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement).  In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1.1(c).  In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement with respect to the affected Property and the entire Award shall be allocated as set forth in Section 11.5.

Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Leased Improvements and any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration.  Landlord may, at its option, condition advancement of such Award and other amounts on (a) the absence of any Event of Default, (b) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (c) general contractors’ estimates, (d) architect’s certificates, (e) conditional lien waivers of general contractors, if available, (f) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, (g), if Tenant has elected to advance deficiency funds pursuant to the preceding paragraph, Tenant depositing the amount thereof with Landlord and (h) such other certificates as Landlord may, from time to time, reasonably require.  Landlord’s obligation under this Section 11.2 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) the satisfaction of any applicable requirements of any Facility Mortgage, and the release of such Award by the applicable Facility Mortgagee.  Tenant’s obligation to restore the Leased Property shall be subject to the release of the Award by the applicable Facility Mortgagee to Landlord.

11.3             Abatement of Rent.  Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property, or any portion thereof.  The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.

11.4             Temporary Condemnation.  In the event of any temporary Condemnation of any Property or Tenant’s interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay (or cause to be paid), in the manner and on the terms herein specified, the full amount of the Rent.  Tenant shall continue to perform and observe (or cause to be performed and observed) all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed.  Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant.  Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the affected Property to the condition that existed immediately prior to such Condemnation, in material compliance with all applicable Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.

11.5             Allocation of Award.  Except as provided in Section 11.4 and the second sentence of this Section 11.5, the total Award shall be solely the property of and payable to Landlord.  Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, the taking of Capital Additions paid for by Tenant and Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2).  In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1             Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)           should Tenant fail to make any payment of the Rent or any other sum payable hereunder when due, which failure shall continue for at least five (5) Business Days after Notice from Landlord to Tenant; or

(b)           should Tenant fail to maintain the insurance coverages required under Article 9; or

(c)           should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and should such default continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) days in the aggregate) as may be necessary to cure such default with all due diligence; or

(d)           should any material obligation of Tenant in respect of any Indebtedness for money borrowed or for any material property or services, or any guaranty relating thereto, be declared to be or become due and payable prior to the stated maturity thereof, or should there occur and be continuing with respect to any such Indebtedness any event of default under any instrument or agreement evidencing or securing the same, the effect of which is to permit the holder or holders of such instrument or agreement or a trustee, agent or other representative on behalf of such holder or holders, to cause any such obligations to become due prior to its stated maturity; or

(e)           should an event of default by Tenant, any Guarantor or any Affiliated Person as to Tenant or any Guarantor occur and be continuing beyond the expiration of any applicable cure period under any of the Incidental Documents; or

(f)            should Tenant or any Guarantor generally not be paying its debts as they become due or should Tenant or any Guarantor make a general assignment for the benefit of creditors; or

(g)           should any petition be filed by or against Tenant or any Guarantor under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant or any Guarantor seeking to adjudicate Tenant or any Guarantor a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of Tenant’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or any Guarantor or for any substantial part of the property of Tenant or any Guarantor and such proceeding is not dismissed within one hundred eighty (180) days after institution thereof; or

(h)           should Tenant or any Guarantor cause or institute any proceeding for its dissolution or termination; or

(i)            should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of (x) ninety (90) days after commencement thereof, unless the amount in dispute is less than $250,000, in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) two hundred seventy (270) days after receipt by Tenant of Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8); or

(j)            should there occur any direct or indirect Change in Control of Tenant or any Guarantor; or

(k)           should a final unappealable determination be made by the applicable Government Agency that Tenant shall have failed to comply with applicable Medicare and/or Medicaid regulations in the operation of any Facility, as a result of which failure Tenant is declared ineligible to receive reimbursements under the Medicare and/or Medicaid programs for such Facility;

then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement with respect to any or all of the Leased Property by giving Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate with respect to all or the designated portion of the Leased Property and all rights of Tenant under this Agreement with respect thereto shall cease.  Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement.

Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Leased Property, or any portion thereof, and take possession of any and all of Tenant’s Personal Property, if any, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same at public or private sale, after giving Tenant reasonable Notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant’s Personal Property, if any, unless otherwise prohibited by law.  Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable Notice shall be met if such Notice is given at least ten (10) days before the date of sale.  The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including, reasonable attorneys’ fees) shall be applied as a credit against the indebtedness which is secured by any Security Agreement granted by Tenant.  Any surplus shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiency to Landlord, as Additional Charges, upon demand.

12.2             Remedies.  None of (a) the termination of this Agreement pursuant to Section 12.1, (b) the repossession of the Leased Property, or any portion thereof, (c) the failure of Landlord to relet the Leased Property, or any portion thereof, nor (d) the reletting of all or any of portion of the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property, or terminated portion thereof, through and including the date of such termination.  Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, and whether or not the Leased Property, or any portion thereof, shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent (Additional Rent to be reasonably calculated by Landlord based on historical Gross Revenues) and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the Leased Property, or any portion thereof, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting.  Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Leased Property.

At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages beyond the date of such termination, at Landlord’s election, Tenant shall pay to Landlord an amount equal to the present value (as reasonably determined by Landlord) of the excess, if any, of the Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Impositions and Additional Rent would be the same as payments required for the immediately preceding twelve calendar months, or if less than twelve calendar months have expired since the Commencement Date for any Property, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Agreement if the same remained in effect, over the fair market rental for the same period.  Nothing contained in this Agreement shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) make such reasonable alterations, repairs and decorations in the Leased Property, or any portion thereof, as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Leased Property, or, in the event that the Leased Property is relet, for failure to collect the rent under such reletting.  To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder.

12.3             Tenant’s Waiver.  IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND THE BENEFIT OF ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT.

12.4             Application of Funds.  Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.  Any balance shall be paid to Tenant.

12.5             Landlord’s Right to Cure Tenant’s Default.  If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property, or any portion thereof, for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor.  No such entry shall be deemed an eviction of Tenant.  All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

ARTICLE 13

HOLDING OVER

Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the Minimum Rent and other charges herein provided (prorated on a daily basis).  Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over.  Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable.  Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

ARTICLE 14

LANDLORD DEFAULT

If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this Agreement or any obligation of Landlord, if any, under any agreement affecting the Leased Property, the performance of which is not Tenant’s obligation pursuant to this Agreement, and any such default shall continue for a period of thirty (30) days after Notice thereof from Tenant to Landlord and any applicable Facility Mortgagee, or such additional period as may be reasonably required to correct the same, Tenant may declare the occurrence of a “Landlord Default” by a second Notice to Landlord and to such Facility Mortgagee.  Thereafter, Tenant may forthwith cure the same and, subject to the provisions of the following paragraph, invoice Landlord for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Tenant in curing the same, together with interest thereon (to the extent permitted by law) from the date Landlord receives Tenant’s invoice until paid, at the Overdue Rate.  Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder.

If Landlord shall in good faith dispute the occurrence of any Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof.  If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within ten (10) days after Landlord’s Notice of dispute, either may submit the matter for resolution in accordance with Article 22.

ARTICLE 15

PURCHASE RIGHTS

Landlord shall have the option to purchase Tenant’s Personal Property, at the expiration or sooner termination of this Agreement, for an amount equal to the then fair market value thereof (current replacement cost as determined by agreement of the parties or, in the absence of such agreement, appraisal), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which Tenant’s Personal Property is subject.  Upon the expiration or sooner termination of this Agreement, Tenant shall use its reasonable efforts to transfer and assign, or cause to be transferred and assigned, to Landlord or its designee, or assist Landlord or its designee in obtaining, any contracts, licenses, and certificates required for the then operation of the Leased Property.  Notwithstanding the foregoing, Tenant expressly acknowledges and agrees that nothing contained in this Article 15 shall diminish, impair or otherwise modify Landlord’s rights under the Security Agreement and that any amounts paid by Landlord in order to purchase Tenant’s Personal Property in accordance with this Article 15 shall be applied first to Tenant’s current and past due obligations under this Agreement in such order as Landlord may reasonably determine or as may be prescribed by the laws of the applicable State and any balance shall be paid to Tenant.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1             Subletting and Assignment.  Except as provided in Section 16.3, Tenant shall not, without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease or permit the sublease (which term shall be deemed to include the granting of concessions, licenses and the like), of the Leased Property, or any portion thereof, or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property, or any portion thereof, by anyone other than Tenant, any Manager approved by Landlord pursuant to the applicable provisions of this Agreement or residents and patients of Tenant, or the Leased Property, or any portion thereof, to be offered or advertised for assignment or subletting.

For purposes of this Section 16.1, an assignment of this Agreement shall be deemed to include, without limitation, any direct or indirect Change in Control of Tenant.

If this Agreement is assigned or if the Leased Property, or any portion thereof, is sublet (or occupied by anybody other than Tenant or any Manager, their respective employees or residents or patients of Tenant), Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

Any assignment or transfer of Tenant’s interest under this Agreement shall be subject to such assignee’s or transferee’s delivery to Landlord of (a) a Guaranty, which Guaranty shall be in form and substance satisfactory to Landlord in its sole discretion and which Guaranty shall constitute an Incidental Document hereunder; (b) a pledge of the stock, partnership, membership or other ownership interests of such assignee or other transferee to secure Tenant’s obligations under this Agreement and the Incidental Documents, which pledge shall be in form and substance satisfactory to Landlord in its sole discretion and which pledge shall constitute an Incidental Document hereunder; (c) a security agreement granting Landlord a security interest in all of such assignee’s or transferee’s right, title and interest in and to any personal property, intangibles and fixtures (other than accounts receivable) with respect to any Property which is subject to any such assignment or transfer to secure Tenant’s obligations under this Agreement and the Incidental Documents, which security agreement shall be in form and substance satisfactory to Landlord in its sole discretion and which security agreement shall constitute an Incidental Document hereunder; and (d) in the case of a sublease, an assignment which assigns all of such subtenant’s right, title and interest in such sublease to Landlord to secure Tenant’s obligations under this Agreement and the Incidental Documents, which assignment shall be in form and substance satisfactory to Landlord in its sole discretion and which assignment shall constitute an Incidental Document hereunder.

No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1.  No assignment, subletting or occupancy shall affect any Permitted Use.  Any subletting, assignment or other transfer of Tenant’s interest under this Agreement in contravention of this Section 16.1 shall be voidable at Landlord’s option.

16.2             Required Sublease Provisions.  Any sublease of all or any portion of the Leased Property shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Facility Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month’s rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the applicable Property, or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant unless actually delivered to Landlord by Tenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c) in the event that such subtenant receives a written Notice from Landlord or any Facility Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct.  All rentals received from such subtenant by Landlord or the Facility Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn.  An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord and (x) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof and (y) in the case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.

The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of Section 16.1.

16.3             Permitted Sublease.  Notwithstanding the foregoing, including, without limitation, Section 16.2, but subject to the provisions of Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, in each instance after Notice to Landlord, (a) enter into third party residency agreements with respect to the units located at the Facilities, (b) sublease space at any Property for laundry, commissary or child care purposes or other concessions in furtherance of the Permitted Use, so long as such subleases will not reduce the number of units at any Facility, will not violate or affect any Legal Requirement or Insurance Requirement, and Tenant shall provide such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Facility Mortgagee may reasonably require, and (c) enter into one or more subleases with Affiliated Persons of Tenant with respect to the Leased Property, or any portion thereof, provided Tenant gives Landlord Notice of the material terms and conditions thereof.  Landlord and Tenant acknowledge and agree that if Tenant enters into one (1) or more subleases with Affiliated Persons of Tenant with respect to any Property, or any portion thereof, in accordance with the preceding clause (c), Tenant may allocate the rent and other charges with respect to the affected Property in any reasonable manner; provided, however, that such allocation shall not affect Tenant’s (nor any Guarantor’s) liability for the Rent and other obligations of Tenant under this Agreement; and, provided, further, that Tenant shall give Landlord prompt written notice of any allocation or reallocation of the rent and other charges with respect to the affected Property and, in any event, Tenant shall give Landlord written notice of the amount of such allocations at least ten (10) Business Days prior to the date that Landlord or Senior Housing Properties Trust is required to file any tax returns in any State where such affected Property is located.

16.4             Sublease Limitation.  Anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet the Leased Property, or any portion thereof, on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on the net income or profits derived by the business activities of such sublessee, any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or would otherwise disqualify Landlord for treatment as a real estate investment trust.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1             Estoppel Certificates.  At any time and from time to time, but not more than a reasonable number of times per year, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other an Officer’s Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request.  Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property, or any portion thereof, or the leasehold estate created hereby.

17.2             Financial Statements.  Tenant shall furnish or cause Five Star to furnish, as applicable, the following statements to Landlord:

(a)           within forty-five (45) days after each of the first three fiscal quarters of any Fiscal Year, the most recent Consolidated Financials, accompanied by a Financial Officer’s Certificate;

(b)           within ninety (90) days after the end of each Fiscal Year, the most recent Consolidated Financials and financials of Tenant for such year, certified by an independent certified public accountant reasonably satisfactory to Landlord and accompanied by a Financial Officer’s Certificate;

(c)           within forty-five (45) days after the end of each month, an unaudited operating statement and statement of capital expenditures prepared on a Facility by Facility basis and a combined basis, including occupancy percentages and average rate, accompanied by a Financial Officer’s Certificate;

(d)           at any time and from time to time upon not less than twenty (20) days Notice from Landlord or such additional period as may be reasonable under the circumstances, any Consolidated Financials, Tenant financials or any other audited or unaudited financial reporting information required to be filed by Landlord with any securities and exchange commission, the SEC or any successor agency, or any other governmental authority, or required pursuant to any order issued by any court, governmental authority or arbitrator in any litigation to which Landlord is a party, for purposes of compliance therewith; provided, however, that, except as to calculations pertaining to Gross Revenues, Tenant shall not be required to provide audited financials with respect to any individual Facility unless Landlord shall agree to pay for the cost thereof;

(e)           promptly, after receipt or sending thereof, copies of all notices given or received by Tenant under any Management Agreement; and

(f)            promptly, upon Notice from Landlord, such other information concerning the business, financial condition and affairs of Tenant and/or any Guarantor as Landlord reasonably may request from time to time.

Landlord may at any time, and from time to time, provide any Facility Mortgagee with copies of any of the foregoing statements, subject to Landlord obtaining the agreement of such Facility Mortgagee to maintain such statements and the information therein as confidential.

17.3             General Operations.  Tenant covenants and agrees to furnish to Landlord, promptly upon request of Landlord, copies of:

(a)           all licenses authorizing Tenant or any Manager to operate any Facility for its Permitted Use;

(b)           all Medicare and Medicaid certifications, together with provider agreements and all material correspondence relating thereto with respect to any Facility

(excluding, however, correspondence which may be subject to any attorney client privilege);

(c)           if required under Applicable Laws with respect to any Facility, a license for each individual employed as administrator with respect to such Facility;

(d)           all reports of surveys, statements of deficiencies, plans of correction, and all material correspondence relating thereto, including, without limitation, all reports and material correspondence concerning compliance with or enforcement of licensure, Medicare/Medicaid, and accreditation requirements, including physical environment and Life Safety Code survey reports (excluding, however, correspondence which may be subject to any attorney client privilege); and

(e)           with reasonable promptness, such other confirmation as to the licensure and Medicare and Medicaid participation of Tenant as Landlord may reasonably request from time to time.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property, or any portion thereof, during usual business hours upon not less than forty-eight (48) hours’ notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE 19

EASEMENTS

19.1             Grant of Easements.  Provided no Event of Default has occurred and is continuing, Landlord will join in granting and, if necessary, modifying or abandoning such rights-of-way, easements and other interests as may be reasonably requested by Tenant for ingress and egress, and electric, telephone, gas, water, sewer and other utilities so long as:

(a)           the instrument creating, modifying or abandoning any such easement, right-of-way or other interest is satisfactory to and approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned);

(b)           Landlord receives an Officer’s Certificate from Tenant stating (i) that such grant, modification or abandonment is not detrimental to the proper conduct of business on such Property, (ii) the consideration, if any, being paid for such grant, modification or abandonment (which consideration shall be paid by Tenant), (iii) that such grant, modification or abandonment does not impair the use or value of such Property for the

Permitted Use, and (iv) that, for as long as this Agreement shall be in effect, Tenant will perform all obligations, if any, of Landlord under any such instrument; and

(c)           Landlord receives evidence satisfactory to Landlord that the Manager has granted its consent to such grant, modification or abandonment in accordance with the requirements of such Manager’s Management Agreement or that such consent is not required.

19.2             Exercise of Rights by Tenant.  So long as no Event of Default has occurred and is continuing, Tenant shall have the right to exercise all rights of Landlord under the Easement Agreements and, in connection therewith, Landlord shall execute and promptly return to Tenant such documents as Tenant shall reasonably request.  Tenant shall perform all obligations of Landlord under the Easement Agreements.

19.3             Permitted Encumbrances.  Any agreements entered into in accordance with this Article 19 shall be deemed a Permitted Encumbrance.

ARTICLE 20

FACILITY MORTGAGES

20.1             Landlord May Grant Liens.  Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof, or interest therein, to secure any borrowing or other means of financing or refinancing, provided that any such Encumbrance shall comply with the provisions of Article 8 and Section 20.2.

20.2             Subordination of Lease.  This Agreement and any and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or master lease, and to all mortgages and deeds of trust, which may now or hereafter affect the Leased Property, or any portion thereof, or any improvements thereon and/or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages and deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and deeds of trust and all consolidations of such mortgages and deeds of trust.  This section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination.  Any such subordination, however, shall be subject to the provisions of, and conditioned upon receipt by Tenant of the nondisturbance agreement described in, the penultimate sentence of this Section 20.2.  Any lease to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to is herein called “Superior Landlord” and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Mortgage” and the holder, trustee or beneficiary of a Superior Mortgage or any successor in interest thereto is herein called “Superior

Mortgagee”.  Tenant shall have no obligations under any Superior Lease or Superior Mortgage other than those expressly set forth in this Section 20.2, unless Tenant shall agree otherwise pursuant to any agreement between Tenant and such Superior Landlord or Superior Mortgagee, as applicable.

If any Superior Landlord or Superior Mortgagee shall succeed to the rights of Landlord under this Agreement (any such person, “Successor Landlord”), whether through possession, termination of lease, foreclosure action, assignment of lease or grant of deed, or otherwise, Tenant shall attorn to and recognize the Successor Landlord as Tenant’s landlord under this Agreement and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly the landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior Landlord under this Agreement, (b) responsible for any monies owing by or on deposit with any prior Landlord to the credit of Tenant (except to the extent actually paid or delivered to the Successor Landlord), (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against any prior Landlord, (d) bound by any modification of this Agreement subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Landlord or the Superior Mortgagee thereto, (e) liable to Tenant beyond the Successor Landlord’s interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property, (f) responsible for the performance of any work to be done by the Landlord under this Agreement to render the Leased Property ready for occupancy by Tenant (subject to Landlord’s obligations under Section 5.1.2(b) or with respect to any insurance proceeds or Awards), or (g) required to remove any Person occupying the Leased Property or any part thereof, except if such person claims by, through or under the Successor Landlord.  Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid and Landlord agrees to provide Tenant with an instrument of nondisturbance and attornment from each such Superior Mortgagee and Superior Landlord in form and substance reasonably satisfactory to Tenant whereby such Superior Mortgagee or Superior Lessor, as applicable, shall agree to recognize Tenant’s possessory and other rights under this Agreement notwithstanding any foreclosure or lease termination, subject to the provisions of this Section 20.2.  Notwithstanding the foregoing, any Successor Landlord shall be liable (a) to pay to Tenant any amounts owed under Section 5.1.2(b), (b) to pay to Tenant any portions of insurance proceeds or Awards received by Landlord or the Successor Landlord required to be paid to Tenant pursuant to the terms of this Agreement, and (c) to recognize any reduction in Minimum Rent attributable to the provisions of Section 4.1.1(b).

20.3             Notice to Mortgagee and Superior Landlord.  Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Facility Mortgagee or Superior Landlord under a lease with Landlord, as ground lessee, which includes the Leased Property, or any portion thereof, as part of the demised premises and which complies with Section 20.1 (which Notice shall be accompanied by a copy of the applicable mortgage or lease), no Notice from Tenant to Landlord as to a default by Landlord under this Agreement shall be effective with respect to a Facility Mortgagee or Superior Landlord unless and until a copy of the same is given to such Facility Mortgagee or Superior Landlord at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults within the applicable notice and cure periods set forth in Article 14 by such Facility Mortgagee or Superior Landlord shall be treated as performance by Landlord.

ARTICLE 21

ADDITIONAL COVENANTS OF TENANT

21.1             Prompt Payment of Indebtedness.  Tenant shall (a) pay or cause to be paid when due all payments of principal of and premium and interest on Tenant’s Indebtedness for money borrowed and shall not permit or suffer any such Indebtedness to become or remain in default beyond any applicable grace or cure period, (b) pay or cause to be paid when due all lawful claims for labor and rents with respect to the Leased Property, (c) pay or cause to be paid when due all trade payables and (d) pay or cause to be paid when due all other of Tenant’s Indebtedness upon which it is or becomes obligated, except, in each case, other than that referred to in clause (a), to the extent payment is being contested in good faith by appropriate proceedings in accordance with Article 8 and if Tenant shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, if appropriate, or unless and until foreclosure, distraint sale or other similar proceedings shall have been commenced.

21.2             Conduct of Business.  Tenant shall not engage in any business other than the leasing and operation of the Leased Property (including any incidental or ancillary business relating thereto) and the leasing and operation of any other property owned by Landlord or any Affiliated Person of Landlord (including any incidental or ancillary business relating thereto).  Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and its rights and licenses necessary to conduct such business.

21.3             Maintenance of Accounts and Records.  Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant in accordance with GAAP.  Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants.  Tenant shall provide to Landlord either in a footnote to the financial statements delivered under Section 17.2 which relate to the period in which such change occurs, or in separate schedules to such financial statements, information sufficient to show the effect of any such changes on such financial statements.

21.4             Notice of Litigation, Etc.  Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party of which Tenant has notice or actual knowledge which involves a potential liability equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) or which may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or condition, financial or other, of Tenant.  Forthwith upon Tenant obtaining knowledge of any Default, Event of Default or any default or event of default under any agreement relating to Indebtedness for money borrowed in an aggregate amount exceeding, at any one time, Two Hundred Fifty Thousand Dollars ($250,000), or any event or condition that would be required to be disclosed in a current report filed by Tenant on Form 8-K or in Part II of a quarterly report on Form 10-Q if Tenant were required to file such reports under the Securities Exchange Act of 1934, as amended, Tenant shall furnish Notice thereof to Landlord specifying the nature and period of existence thereof and what action Tenant has taken or is taking or proposes to take with respect thereto.

21.5             Prohibited Transactions.  Tenant shall not permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliated Person as to Tenant or any Guarantor, except on terms and conditions which are commercially reasonable.

ARTICLE 22

ARBITRATION

22.1        Disputes.  Any disputes, claims or controversies between the parties (a) arising out of or relating to this Agreement, or (b) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Article 22, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, officer, manager (including The RMR Group LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision, or the declarations of trust, limited liability company agreements, charters, bylaws or other governing documents of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Article 22.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Article 22, the term “party” shall include any direct or indirect parent of a party.

22.2             Selection of Arbitrators.  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

22.3             Location of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

22.4             Scope of Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

22.5             Arbitration Award.  In rendering an award or decision (the “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Arbitration Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

22.6             Costs.  Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

22.7             Final Judgment.  An Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Arbitration Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

22.8             Payment.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Arbitration Award or such other date as the Arbitration Award may provide.

22.9             Intended Beneficiaries.  This Article 22 is intended to benefit and be enforceable by the shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its successor), agents or employees of any party and the parties and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

ARTICLE 23

MISCELLANEOUS

23.1             Limitation on Payment of Rent.  All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount.  This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

23.2             No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

23.3             Remedies Cumulative.  To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

23.4             Severability.  Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

23.5             Acceptance of Surrender.  No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

23.6             No Merger of Title.  It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

23.7             Conveyance by Landlord.  If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

23.8             Quiet Enjoyment.  Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Encumbrance permitted under Article 20 or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate any Facility and (d) liens that have been consented to in writing by Tenant.  Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

23.9             No Recordation.  Neither Landlord nor Tenant shall record this Agreement.

23.10           Notices.

(a)           Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)           All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)           All such notices shall be addressed,

if to Landlord:

c/o Senior Housing Properties Trust

Two Newton Place

255 Washington Street

Newton, Massachusetts  02458

Attn:  Mr. David J. Hegarty

Telecopier No. (617) 796-8349

if to Tenant to:

c/o Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts  02458

Attn:  Mr. Bruce J. Mackey Jr.

Telecopier No. (617) 796-8385

(d)           By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

23.11           Construction.  Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration.  In no event shall Landlord be liable for any consequential damages suffered by Tenant as the result of a breach of this Agreement by Landlord.  Except for

(i) damages arising out of a breach of the provisions of Section 4.4 (Environmental Matters), Section 5.3 (Yield Up), or Article 17 (Estoppel Certificates and Financial Statements), (ii) damages described in Article 13 (Holding Over), or (iii) damages for which Landlord may be liable to a third party due to a breach of any provision of this Agreement by Tenant, Tenant shall have no liability to Landlord for any consequential damages that may be suffered by Landlord as a result of any breach of this Agreement by Tenant.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition.  Time is of the essence with respect to the provisions of this Agreement.  Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement.

23.12           Counterparts; Headings.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed.  Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

23.13           Applicable Law, Etc.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts; or (g) any combination of the foregoing.  Notwithstanding the foregoing, the laws of the State shall apply to the perfection and priority of liens upon and the disposition of any Property.

23.14           Right to Make Agreement.  Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken.  Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

23.15           Attorneys’ Fees.  If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

23.16           Nonliability of Trustees.  THE DECLARATION OF TRUST ESTABLISHING LANDLORD, DATED NOVEMBER 10, 2004, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF LANDLORD SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, LANDLORD.  ALL PERSONS DEALING WITH LANDLORD IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF LANDLORD FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD:

SNH/LTA PROPERTIES TRUST

By:	/s/ David J. Hegarty
David J. Hegarty
President

TENANT:

FIVE STAR QUALITY CARE TRUST

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President

EXHIBITS A-1 THROUGH A-7

LAND

[See attached copies.]

Morningside of Concord

500 Penny Lane, N.E.

Concord, NC  28025

EXHIBIT A-1

LEGAL DESCRIPTION

Lying and being in Cabarrus County, North Carolina, and more particularly described as follows:

Lying and Being in the City of Concord, Number FOUR (4) Township, Cabarrus County, North Carolina and Being all of Lot Number FIVE (5) of the Revised Recombination Plat of Lots 5 & 6 of CABARRUS PROFESSIONAL PARK, as surveyed and platted, a copy of which plat is on file in the Office of the Register of Deeds for Cabarrus County in Map Book 30, Page 29, to which reference is hereby made for a complete description by metes and bounds.

And being the same property as described by the following metes and bounds description:

ALL that certain piece, parcel or tract of land situated, lying and being in the City of Concord, No. 12 Township, Cabarrus County, State of North Carolina, containing 4.540 acres and being more particularly described having the following metes and bound, as follows, to wit:

Commencing at NCGS Monument “SKYWAY” (N 623,408.66, E 1,523,302.46), thence S 41° 00’ 55” E, 2731.54 feet (Ground) to an iron pin found in the right-of-way of Penny Lane, and the corner of Lot 7 of CABARRUS PROFESSIONAL PARK said point being the point of BEGINNING; thence turning and running with the lot line of said Lot S 87° 21’ 30” E, 423.36 feet to an iron pin found thence turning and running S 05° 47’ 56” E, 143.43 feet to an iron pin found, thence turning and running S 31° 39’ 51” W, 461.54 feet to an iron pin found, thence turning and running N 52° 49’ 19” W, 426.67 feet to an iron pin found on the right-of-way of Penny Lane; thence turning and running with the right-of-way of Penny Lane N 37° 55’ 31” E, 135.79 feet to a concrete monument found; thence along the arc of a curve to the left having a radius of 292.25 feet, a chord bearing and distance of N 30° 41’ 12” E, 73.69 and an arc length of 73.89 feet to an iron pin found, thence continuing along said right-of-way a curve to the left having a radius of 292.25 feet, a chord and bearing distance of N 10° 37’ 20” E, 128.93 feet and an arc length of 130.00 to the point of being, as shown on a plat of survey by Smith Surveyors, Inc. the 11th day of June 2002.

2

Morningside of Gastonia

2755 Union Road

Gastonia, NC  28054

EXHIBIT A-2

LEGAL DESCRIPTION

Lying and being in Gaston County, North Carolina, and more particularly described as follows:

All that certain piece, parcel or tract of land, situate, lying and being in the City of Gastonia, Gaston Township, Gaston County, North Carolina containing 5.600 acres and being more particularly described having the following metes and bounds, as follows, to-wit:

Commencing at an existing concrete monument on the westerly boundary line of property of Carolina Garden Center, said monument being the northeast corner of Southpines Subdivision lot 31 as recorded in Plat book 38 at Page 40 of said Gaston County records; thence S 34° 26’ 58” E a distance of 329.56 feet to an iron pin found, being the TRUE POINT OF BEGINNING; thence turning and running N 89° 28’ 10” E a distance of 643.13 feet to a point at the point of intersection with the west eighty (80’) foot right-of-way line of Union Road (US 274); thence turning and running S 00° 26’ 00 E with said west right-of-way line a distance of 525.64 feet to an iron pin found at the point of intersection with the north boundary line of D. M. Boyd as recorded in Deed book 2426 at Page 940; thence turning and running N 89° 10’ 31” W along said north boundary line a distance of 293.51 feet to the point of intersection with said east boundary line of Southpines Subdivision as recorded in Plat Book 37 at Page 21; thence turning and running N 34° 27’ 01” W along said east boundary line a distance of 625.07 feet to the TRUE POINT OF BEGINNING, as shown on plat of survey by Smith Surveyors, Inc the 12th day of June in the year of our Lord two thousand and two and in the two hundred and twenty fifth year of the Sovereignty and Independence of the United States of America.

TOGETHER WITH a twenty (20) foot wide storm drainage easement, created by Deed of Sewer Easement and Agreement recorded in Book 2694, page 888 and being part of Deed Book 1206 at Page 0544 of the Gaston County records and located in the City of Gastonia, Gaston Township, Gaston County, North Carolina, being more particularly described as follows:

Commencing at an existing concrete monument on the westerly boundary line of said Deed Book 1206 at Page 0544, said monument being the northeast corner of Southpines lot 31 as recorded Plat Book 38 at Page 40 of said Gaston County records; thence S 34° 27’ 00” E along the east boundary line of said Southpines as recorded in Plat Book 38 at Page 40 and Southpines as recorded in Plat Book 37 at Page 21, being said westerly boundary line of said Deed Book 1206 at Page 0544 a distance of 329.49 feet to an existing iron pipe; thence a new line N 89° 28’ 10” E a distance of 202.13 feet to the southwest corner of said 20’ wide storm drainage easement, being the True Point of Beginning; thence N 00° 31’ 50” W a distance of 367.69 feet to the point of intersection with the north boundary line of said Deed Book 1206 at Page 0544; thence N 82° 56’ 55” E along said north boundary line a distance of 20.13 feet; thence S 00° 31’ 50” E a distance of 369.97 feet; thence S 89° 28’ 10” W a distance of 20.00 feet to the True Point of Beginning, containing 7,377 square feet.

3

Morningside of Raleigh

801 Dixie Trail

Raleigh, NC  27607

EXHIBIT A-3

LEGAL DESCRIPTION

Lying and being in Wake County, North Carolina, and more particularly described as follows:

All that certain lot or parcel of land in the City of Raleigh, Wake County, North Carolina, more particularly described as follows:

Beginning at a point at the intersection of the southern line of Wade Avenue with the western line of Dixie Trail; from such beginning point along the western line of Dixie Trail South 04°32’56” West 187.50’; South 11°11’51” West 124.21’; North 86°37’38” West 656.58’ to the centerline of Beaver Dam Branch; thence along the centerline of Beaver Damn Branch North 10°46’28” East 12.86’; North 26°53’30” East 19.96’; North 44°54’03” East 22.54’; North 34°58”11” East 53.79’; North 79°42’01” East 17.42’; South 06°24’33” East 14.92’; South 39°30’06’ East 34.49’; South 89°38’45” 24.31’; North 59°25’51” East 24.44’; North 45°07’47” East 26.30’; North 17°12’40” East 31.15’; North 46°24’27” East 13.23’ North 57°50’26” East 39.55’; North 09°41’05” East 14.64’; North 16°10’58” West 49.71’; North 11°’46’24” East 37.37’; North 27°19’31” East 29.56’; North 50°37’36” East 36.48’ to a point in the southern line of Wade Avenue; along the southern line of Wade Avenue South 87°16’54” East 441.73’ to the point of beginning, according to the ALTA/ACSM Land Title Survey dated February 23, 2012 prepared by S.D. Puckett & Associates, P.C.

4

Sweetgrass Court

1010 Anna Knapp Blvd

Mt. Pleasant, SC

EXHIBIT A-4

LEGAL DESCRIPTION

PARCEL I:

All that certain piece, parcel or tract of land, with the improvements thereon, situate, lying and being in the Town of Mt. Pleasant, County of Charleston, State of South Carolina, shown and designated as “Parcel B-2, 3.1366 Acres” as shown on that certain plat entitled “Final Plat showing Residual Land known as Queensborough owned by East Bay Company, Limited, and Lands of Others subdivided from Queensborough, Town of Mount Pleasant, Charleston County, SC” dated March 9,1992 and revised June 29,1992, and recorded in Plat Book CH, Page 141, on June 30, 1992, in the RMC Office for Charleston County. Said tract of land having such size, shape, dimensions, buttings and boundings as will appear on said plat, reference to which is craved for a more complete and full description.

Said property also being set forth on that certain plat entitled “ALTA/ACSM LAND TITLE SURVEY PARCEL B-2 1010 ANNA KNAPP BOULEVARD” prepared by SouthStar Surveying, Inc., dated November 3, 1997, and further described as follows:

Commencing at the intersection of Anna Knapp Boulevard Extension and Mathis Ferry Road; thence traveling southeasterly along the right-of-way of Anna Knapp Boulevard Extension a distance or 555+/- to the TRUE POINT OF BEGINNING, an old iron pin; thence traveling southeasterly along the right-of-way of Anna Knapp Boulevard Extension along the chord of a curve to the right with a radius of 469.55, Chord Course: South 08°52’38” West and Chord Length: 215.86 feet to an old iron pin; thence along a line with a course: South 55°59’43” East, Length: 185.28 feet to an old concrete monument; thence along a line with a course: North 79°10’38” East, Length: 200.02 feet to an old iron pin; thence along a line with a course: North 09°57’18” West, Length: 81.00 feet to an old iron pin; thence along a line with a course: North 48°49’25” East, Length: 256.72 feet to an old iron pin; thence along a line with a course: North 40°10’56” West, Length; 118.64 feet to an old iron pin; thence along the chord of a curve to the left with a radius of 71.00 feet, (71.00 feet record and 70.00 feet survey) Chord Course: North 71°01’28” West, Chord Length: 69.50 feet to an old iron pin; thence along a line with a course: South 79°40’12” West, Length 342.90 feet to an old iron pin; thence along the chord of a curve to the left with a radius of 20.00 feet, Chord Course: South 37°37’45” West, and chord Length: 26.79 feet to an old iron pin, said pin being the TRUE POINT OF BEGINNING.

EASEMENT NO. ONE:

TOGETHER WITH easement rights and subject to rights of others and the burdens created by that certain storm drainage easement granted by Grant of Easement by East Bay Co., Ltd. To Clare Bridge of Charleston, LLC, dated January 2, 1997 and recorded in Book S-280, Page 162 and re-recorded in Book S-281, Page 739 in the RMC Office for Charleston County, South Carolina.

5

EASEMENT NO. TWO:

TOGETHER WITH easement rights and subject to rights of others and the burdens created by granted by that certain water line easement granted by Grant of Water Line Easement by East Bay Co., Ltd. To Clare Bridge of Charleston, LLC, dated April 11, 1997 and recorded on April 29, 1997 in Book J-283, Page 616, in the RCM Office for Charleston County, South Carolina.

6

Sweetgrass Village

601 Mathis Ferry Rd

Mt. Pleasant, SC

EXHIBIT A-5

LEGAL DESCRIPTION

FEE SIMPLE PARCEL:

All that certain piece, parcel, or lot of land, lying and being in the Town of Mount Pleasant, County of Charleston, State of South Carolina, being located on the southerly right-of-way line of Mathis Ferry Road (S-10-56) being approximately 1.3 miles northeast of the intersection of Mathis Ferry Road and U.S. Highway 17 North and having the following metes and bounds to wit:

Beginning at a point on the southerly right-of-way of Mathis Ferry Road (S-10-56) and noted as point of beginning and running along the said right-of-way line of Mathis Ferry Road (S-10-56) South 78°40’31” East for a distance of 382.97 feet to a point; thence turning and running South 05°39’11” West for a distance of 400.08 feet to a point; thence turning and running North 78°55’22” West for a distance of 408.83 feet to a point; thence turning and running North 09°21’59” East for a distance of 400.12 feet to the point of beginning.

EASEMENT PARCEL:

TOGETHER WITH the easement rights and subject to rights of others and the burdens created by a perpetual, nonexclusive, free and uninterrupted right-of-way, privilege and easement (the “Easement”) recorded in Book D311, Page 425, Charlestown County Registry, to locate, place lay and maintain water and sewer mains, pipes, laterals and appurtenances over, through, along and under the certain property, located in the Town of Mount Pleasant, South Carolina as depicted on that certain plat of survey dated January 26, 1988, prepared by ARC Surveying & Company, and entitled “Mount Pleasant, ALTA Survey of Parcel B, Charleston County, South Carolina” as recorded in Plat Book EC, at Page 543, Charleston County records and more particularly described as follows:

Commencing at an iron pin found at the intersection of the northeast corner of Parcel B and the northern right-of-way of Mathis Ferry Road; thence turning and running in a southerly direction South 05°39’11” West for a distance of 287.19 feet to a point, said point being the true point of beginning; thence turning and running in an easterly direction South 53°52’21” East for a distance of 45.74 feet to a point; thence turning and running in a southerly direction South 36°07’39” West for a distance of 15.00 feet to a point; thence turning and running in a westerly direction North 53°52’21” West for a distance of 36.91 feet to a point; thence turning and running in a northerly direction North 05°39’11” East for a distance of 17.40 feet to the true point of beginning.

7

Morningside of Paris

350 Volunteer Drive

Paris, TN 38242

EXHIBIT A-6

LEGAL DESCRIPTION

Land is situated in Henry County, Tennessee:

Land in the 1st Civil District of Henry County, Tennessee, being all of the land on the Morningside of Paris, L.P. Minor Subdivision Plat, of record in Plat Cabinet E, Slide 171, in the Register’s Office of Henry County, Tennessee, to which plat reference is made for a more particular description.

SAID LAND BEING DESCRIBED ON SURVEY BY PREPARED BY L.I. SMITH & ASSOCIATES, INC., DATED MARCH 8, 2012, LAST REVISED ON MARCH 22, 2012, PROJECT NO. 106-027.02/7133, AS FOLLOWS:

BEGINNING at a 1/2 -inch rebar found at the northeast corner of Walters, Record Book 208, Page 491, being 30 feet from the center of Volunteer Drive; runs thence with Walters South 89 degrees 06 minutes 49 seconds West 460.34 feet to a 1/2-inch rebar found at the southeast corner of Paris Harbor Estates; thence with Paris Harbor Estates as follows:

North 22 degrees 54 minutes 19 seconds East 484.83 feet to a 1/2-inch rebar found;

North 44 degrees 35 minutes 40 seconds East 68.35 feet to a 1/2-inch rebar found;

North 45 degrees 00 minutes 54 seconds East 51.10 feet to a 1/2-inch rebar found;

North 44 degrees 56 minutes 43 seconds East 42.78 feet to a 1/2-inch rebar found;

North 47 degrees 07 minutes 23 seconds East 56.24 feet to a 1/2-inch rebar found;

North 78 degrees 32 minutes 15 seconds East 53.19 feet to a 1/2-inch rebar found;

South 67 degrees 27 minutes 55 seconds East 84.10 feet to a 1/2-inch rebar found in the right-of-way of Volunteer Drive; thence with the right-of-way as follows:

South 22 degrees 30 minutes 55 seconds West 4.86 feet;

Along a curve to left 143.54 feet, having a radius of 488.30 feet, and being subtended by a chord bearing and distance of South 11 degrees 20 minutes 43 seconds West, 143.03 feet;

Along a curve to left 42.19 feet, having a radius of 488.30 feet, and being subtended by a chord bearing and distance of South 00 degrees 26 minutes 56 seconds West, 42.17 feet;

South 02 degrees 27 minutes 55 seconds East 384.62 feet to the Point of Beginning and containing 4.30 acres, more or less, as surveyed by Thomas A. Young, Tennessee Registered Land Surveyor Number 2265, of L. I. Smith & Associates, 302 North Caldwell Street, Paris, TN 38242, on March 22, 2012. Bearings are based upon Deed Book 249, Page 231.

8

TOGETHER WITH, (i) a perpetual easement for the purpose of installing and maintaining a ten-inch sewer line, together with the right of ingress and egress thereto, as granted in that certain Easement from Henry County, Tennessee, to the City of Paris, Tennessee, Board of Public Utilities and Donald L. Hayes and wife, Gwendolyn W. Hayes, and James H. Wiseman and wife, Doris Wiseman, recorded in Deed Book 180, page 390, in the Register’s Office for Henry County, Tennessee, and (ii) a perpetual easement appurtenant to the Premises for the installation, construction, maintenance and repair of a sewer truck line, together with the right of ingress and egress thereto, across that portion of the remaining property of the Grantors in Deed Book 235, Page 242, as corrected in Deed Book 246, Page 661, both in the Register’s Office for Henry County, Tennessee, more particularly described as follows:

A twenty foot (20’) sanitary sewer easement lying ten feet (10’) on either side of the following described centerline:

COMMENCING at an existing sanitary sewer manhole located on property conveyed to Henry County in Deed Book 56, Page 294, in the Register’s Office for Henry County, Tennessee; thence with a new 8” sanitary sewer line, North 72 degrees 14 minutes 30 seconds East, 159.36 feet to a new manhole on the west line of Swayne, et al, in Deed Book 235, Page 242, as corrected in Deed Book 246, Page 66, both in the Register’s Office for Henry County, Tennessee; said manhole is located South 01 degree 41 minutes 15 seconds East, 294.72 feet from an iron pin found in the northwest corner of Swayne, et al, and being the TRUE POINT OF BEGINNING; runs thence;

South 81 degrees 18 minutes 06 seconds East, 294.79 feet to a new manhole;

South 84 degrees 33 minutes 36 seconds East, 124.80 feet to a new manhole;

North 67 degrees 55 minutes 53 seconds East, 108.54 feet to a new manhole;

South 61 degrees 54 minutes 21 seconds East, 171.05 feet to a new manhole;

South 87 degrees 04 minutes 34 seconds East, 210.88 feet to a new manhole, the point of terminus, said point of terminus being located North 81 degrees 08 minutes 57 seconds West, 98.40 feet from a set iron pin in the west right-of-way of Volunteer Drive, the northeast corner of the above described 3.58 acre tract.

Derivation:  This being the same property conveyed to Grantor by the deed recorded with the Register’s Office of Henry County, Tennessee in Book 218, Page 823 and Book 249, Page 231.

9

Morningside of Williamsburg

440 McLaws Circle

Williamsburg, VA  23185

EXHIBIT A-7

LEGAL DESCRIPTION

All that certain lot, piece or parcel of land situate, lying and being in Roberts District, James City County, Virginia, and more particularly described as Parcel 8, 218,506 square feet, more or less, or 5.0162 acres, more or less, as shown on that certain plat entitled “Plat of Parcel 8 Being a Subdivision of Busch Corporate Center-Williamsburg, James City County, VA,” dated October 29,1996, made by Langley and McDonald P.C., Engineers-Surveyors-Planners, Virginia Beach-Williamsburg, Virginia, and recorded in the Clerk’s Office of the Circuit Court for the City of Williamsburg and County of James City in Plat Book 66, Page 45.

FURTHER DESCRIBED AS:

BEGINNING at an iron rod found, located on the northwesterly right of way line of McLaws Circle, said point being approximately 1200’ southwesterly from the intersection of the northerly right of way line of McLaws Circle and the southwesterly right of way line of Pocahontas Trail (State Route 60); being a corner of this parcel and the lands now or formerly of Williamsburg Commerce;

Thence departing the lands now or formerly of Williamsburg Commerce and along the northwesterly right of way line of McLaws Circle, along a curve to the left with a radius of 404.73’, an arc distance of 242.12’ a chord distance of 238.53’ and a chord bearing of S 40° 56’ 16” W to an iron rod found, being a corner of this parcel the lands now or formerly of Busch Properties, Inc.;

Thence departing the northwesterly right of way line of McLaws Circle and along the lands now or formerly of Busch Properties, Inc., N 46° 03’ 31” W a distance of 589.13’ to an iron rod found on the southerly right of way line of State Route 199, being a corner of this parcel and the lands now or formerly of Busch Properties, Inc.;

Thence departing the lands now or formerly of Busch Properties, Inc., and along the southerly right of way line of State Route 199, the following courses;

along a non-tangent curve to the left with a radius of 7744.44’, an arc distance of 385.49’ a chord distance of 385.45’ and a chord bearing of N 60° 12’ 26” E to an iron rod found;

Thence N 65° 13’ 27” E a distance of 115.50’ to a concrete VDH monument found;

Thence N 77° 58’ 32” E a distance of 122.35’ to an iron rod found; being a corner of this parcel and the lands now or formerly of Williamsburg Commerce;

Thence departing the southerly right of way line of State Route 199, along the lands now or formerly of Williamsburg Commerce, S 02° 29’ 15” E a distance of 494.49’ to the Point of Beginning.

BEING the same real estate conveyed to Morningside Holdings of Williamsburg, LLC, a Delaware limited liability company, by deed from Williamsburg Assisted Living Retirement Community, Inc., a Virginia corporation, dated October 1, 2002, recorded October 4, 2002, in the Clerk’s Office, Circuit Court, City of Williamsburg and James City County, Virginia, as Instrument Number 020022915.

Parcel ID No.: 5020100082